As filed with the Securities and Exchange Commission on March 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACADIA HEALTHCARE COMPANY, INC.*

(Exact Name of Registrant as Specified in its Charter)

Delaware	8093	45-2492228
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

(615) 861-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher L. Howard

Executive Vice President, General Counsel and Secretary

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

(615) 861-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

James H. Nixon III

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville City Center

Nashville, Tennessee 37219

(615) 244-6380

*	The co-registrants listed on the next page are also included in this Form S-4 registration statement as additional registrants.

Approximate Date of Commencement of Proposed Sale to the Public: As soon as reasonably practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6.125% Senior Notes due 2021	$150,000,000	100%	$150,000,000	$19,320.00
Guarantees related to the 6.125% Senior Notes due 2021 (2)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrants*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Abilene Behavioral Health, LLC	Delaware	8093	20-8041863
Abilene Holding Company, LLC	Delaware	8093	90-1036622
Acadia Management Company, LLC	Delaware	8093	20-3879717
Acadia Merger Sub, LLC	Delaware	8093	45-2352463
Acadiana Addiction Center, LLC	Delaware	8093	26-4178782
Ascent Acquisition Corporation	Arkansas	8093	20-5189115
Ascent Acquisition Corporation—CYPDC	Arkansas	8093	20-5099744
Ascent Acquisition Corporation—PSC	Arkansas	8093	20-5099728
Austin Behavioral Hospital, LLC	Delaware	8093	90-1028656
BCA of Detroit, LLC	Delaware	8093	26-3333652
Behavioral Centers of America, LLC	Delaware	8093	20-2789011
Cascade Behavioral Hospital, LLC	Delaware	8093	90-0813876
Commodore Acquisition Sub, LLC	Delaware	8093	61-1697372
Crossroads Regional Hospital, LLC	Delaware	8093	80-0948632
Delta Medical Services, LLC	Tennessee	8093	45-4350976
DMC—Memphis, LLC	Tennessee	8093	62-1650705
Detroit Behavioral Institute, Inc.	Massachusetts	8093	13-4265013
Generations Behavioral Health—Geneva, LLC	Ohio	8093	80-0820243
Greenleaf Center, LLC	Delaware	8093	35-2450561
Habilitation Center, Inc.	Arkansas	8093	74-2474097
HEP BCA Holdings Corp.	Delaware	8093	74-3245466
Hermitage Behavioral, LLC	Delaware	8093	90-0784925
HMIH Cedar Crest, LLC	Delaware	8093	20-1915868
Kids Behavioral Health of Montana, Inc.	Montana	8093	62-1681724
Lakeland Hospital Acquisition, LLC	Georgia	8093	58-2291915
Linden BCA Blocker Corp.	Delaware	8093	26-0480734
Millcreek Schools, LLC	Mississippi	8093	64-0653443
Millcreek School of Arkansas, Inc.	Arkansas	8093	74-2474098
Northeast Behavioral Health, LLC	Delaware	8093	30-0751914
Ohio Hospital for Psychiatry, LLC	Ohio	8093	02-0679468
Options Treatment Center Acquisition Corporation	Indiana	8093	03-0512678
PHC Meadowwood, LLC	Delaware	8093	45-1343206
PHC of Michigan, Inc.	Massachusetts	8093	04-3232990
PHC of Nevada, Inc.	Massachusetts	8093	04-3290453
PHC of Utah, Inc.	Massachusetts	8093	87-0401574
PHC of Virginia, LLC	Massachusetts	8093	04-2901824
Piney Ridge Treatment Center, LLC	Delaware	8093	20-5192904
Psychiatric Resource Partners, LLC	Delaware	8093	37-1647527
Rebound Behavioral Health, LLC	South Carolina	8093	30-0701952
Red River Holding Company, LLC	Delaware	8093	80-0967600
Red River Hospital, LLC	Delaware	8093	35-2351651
Rehabilitation Centers, LLC	Mississippi	8093	64-0568382
Resolute Acquisition Corporation	Indiana	8093	03-0512672
Riverview Behavioral Health, LLC	Texas	8093	26-3679084
RiverWoods Behavioral Health, LLC	Delaware	8093	26-2700697
Rolling Hills Hospital, LLC	Oklahoma	8093	20-562919
RTC Resource Acquisition Corporation	Indiana	8093	03-0512675
SBOF-BCA Holdings Corporation	Delaware	8093	26-4497768
Seven Hills Hospital, Inc.	Delaware	8093	51-0578850
Shaker Clinic, LLC	Ohio	8093	06-1680672
Sonora Behavioral Health Hospital, LLC	Delaware	8093	20-5778133
Southwestern Children’s Health Services, Inc.	Arizona	8093	86-0768611
Southwood Psychiatric Hospital, LLC	Pennsylvania	8093	25-1414990
Ten Broeck Tampa, LLC	Florida	8093	26-1938381
Ten Lakes Center, LLC	Ohio	8093	20-5270148
Texarkana Behavioral Associates, L.C.	Texas	8093	75-2888880
The Refuge, A Healing Place, LLC	Florida	8093	71-0943490
TK Behavioral Holding Company, LLC	Delaware	8093	80-0968123
TK Behavioral, LLC	Delaware	8093	32-0383042
Valley Behavioral Health System, LLC	Delaware	8093	32-0370029
Vermilion Hospital, LLC	Delaware	8093	20-4765040
Village Behavioral Health, LLC	Delaware	8093	27-0788813
Vista Behavioral Hospital, LLC	Delaware	8093	80-0951740
Wellplace, Inc.	Massachusetts	8093	13-4265014
Youth and Family Centered Services of New Mexico, Inc.	New Mexico	8093	74-2753620

*	Address and telephone numbers of principal executive offices are the same as those of Acadia Healthcare Company, Inc.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offering is not permitted.

Subject to Completion, dated March 6, 2014

Preliminary Prospectus

$150,000,000

ACADIA HEALTHCARE COMPANY, INC.

EXCHANGE OFFER FOR

6.125% SENIOR NOTES DUE 2021

Offer (which we refer to as the “Exchange Offer”) for outstanding 6.125% Senior Notes due 2021, in the aggregate principal amount of $150,000,000 (which we refer to as the “Outstanding Notes”), in exchange for up to $150,000,000 in aggregate principal amount of 6.125% Senior Notes due 2021 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “Exchange Notes” and, together with the Outstanding Notes, the “notes”).

Material Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time,[ ], 2014, unless extended.

•	You may withdraw tendered Outstanding Notes any time before the expiration of the Exchange Offer.

•	Not subject to any condition other than that the Exchange Offer does not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the “SEC”).

•	We can amend or terminate the Exchange Offer.

•	We will not receive any proceeds from the Exchange Offer.

•	The exchange of Outstanding Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”

Terms of the Exchange Notes:

•	The terms of the Exchange Notes are substantially identical to those of the Outstanding Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes.

•	The Exchange Notes and the related guarantees will be our and the guarantors’ general unsecured senior obligations and will be subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the Exchange Notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the Exchange Notes, to the extent of the assets of those subsidiaries.

•	The Exchange Notes will mature on March 15, 2021. The Exchange Notes will bear interest semi-annually in cash in arrears on March 15 and September 15 of each year. No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the Exchange Notes.”

For a discussion of the specific risks that you should consider before tendering your Outstanding Notes in the Exchange Offer, see “Risk Factors” beginning on page 15 of this prospectus.

There is no established trading market for the Outstanding Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this Exchange Offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2014

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Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the Exchange Offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information in this prospectus is accurate only as of the date on its cover page and any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our 6.125% Senior Notes due 2021.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. For more information regarding the documents incorporated by reference into this prospectus, see “Incorporation of Certain Documents by Reference” on page 100. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Acadia Healthcare Company, Inc.

Attention: Chief Financial Officer

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Telephone: (615) 861-6000

In order to obtain timely delivery, security holders must request the information no later than five business days before [                ], 2014, the expiration date of the Exchange Offer.

NON-GAAP FINANCIAL MEASURES

We have included certain financial measures in this prospectus, including EBITDA and Adjusted EBITDA, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, net interest expense, income tax provision (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction related expenses and debt extinguishment costs. For a reconciliation of net income (loss) to Adjusted EBITDA, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial Data.” We also present cash interest expense and certain ratios that are derived using Adjusted EBITDA, including the ratio of net debt to Adjusted EBITDA and the ratio of Adjusted EBITDA to cash interest expense. We may not achieve all of the expected benefits from synergies, cost savings and recent improvements to our revenue base.

EBITDA and Adjusted EBITDA, as presented in this prospectus, are supplemental measures of our performance and are not required by, or presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP. We have included information concerning EBITDA and Adjusted EBITDA in this prospectus because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

MARKET AND INDUSTRY DATA

We obtained the market and competitive position data used throughout this prospectus and in the documents incorporated by reference herein from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified the information, and we have not ascertained the underlying economic assumptions relied upon therein, and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negative thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contain forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, which could cause our actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	negative media coverage relating to patient incidents, which could adversely affect the price of our securities and result in incremental regulatory burdens and governmental investigations;

•	the impact of payments received from the government and third-party payors on our revenues and results of operations;

•	our significant indebtedness, our ability to meet our debt obligations, and ability to incur substantially more debt;

•	our future cash flow and earnings;

•	our restrictive covenants, which may restrict our business and financing activities;

•	our ability to make payments on our financing arrangements;

•	the impact of the economic and employment conditions in the United States on our business and future results of operations;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	the impact of recent healthcare reform;

•	the impact of our highly competitive industry on patient volumes;

•	the impact of the trend by insurance companies and managed care organizations entering into sole source contracts;

•	the impact of recruitment and retention of quality psychiatrists and other physicians on our performance;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and our local facility management personnel;

•	our acquisition strategy, which exposes us to a variety of operational and financial risk;

•	difficulties in successfully integrating the operations of acquired facilities or realizing the potential benefits and synergies of these acquisitions;

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities on our ability to operate and expand our operations;

•	our potential inability to extend leases at expiration;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of environmental, health and safety laws and regulations, especially in states where we have concentrated operations;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations;

•	the risk of a cyber-security incident and any resulting violation of HIPAA, breach of privacy or other negative impact;

•	the impact of legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions;

•	failure to maintain effective internal control over financial reporting;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our securities;

•	the impact of our sponsor’s rights over certain company matters;

•	the impact of the trend for insurance companies and managed care organizations to enter into sole source contracts on our ability to obtain patients; and

•	those risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this prospectus. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in the Exchange Offer. You should carefully read the entire prospectus and the information incorporated herein by reference, including the section entitled “Risk Factors” beginning on page 15 and the financial statements and notes thereto included elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to “Acadia,” “the Company,” “we,” “us” or “our” refer to Acadia Healthcare Company, Inc. together with its consolidated subsidiaries.

Our Company

Overview. We are the leading publicly traded pure-play provider of inpatient behavioral healthcare services based upon number of licensed beds in the United States. As of December 31, 2013, we operated 51 behavioral healthcare facilities with approximately 4,200 licensed beds in 23 states and Puerto Rico. We believe that our primary focus on the provision of behavioral healthcare services allows us to operate more efficiently and provide higher quality care than our competitors. For the year ended December 31, 2013, we generated revenue of $713.4 million and Adjusted EBITDA of $145.3 million. A reconciliation of all GAAP and non-GAAP financial results appears on page 13 of this prospectus.

Our inpatient facilities offer a wide range of inpatient behavioral healthcare services for children, adolescents and adults. We offer these services through a combination of acute inpatient psychiatric and specialty facilities and residential treatment centers (“RTCs”). Our acute inpatient psychiatric and specialty facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer-term treatment programs primarily for children and adolescents with long-standing chronic behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient. During the year ended December 31, 2013, we acquired seven facilities with an aggregate of 694 licensed beds including a 75-bed facility under construction, which opened on October 1, 2013. In addition, we added 325 new beds during the year ended December 31, 2013, including opening two newly-developed facilities with a combined 102 licensed beds. We expect to add over 300 total beds during 2014 (exclusive of acquisitions).

Our outpatient community-based services provide therapeutic treatment to children and adolescents who have a clinically defined emotional, psychiatric or chemical dependency disorder while enabling patients to remain at home and within their community. Many patients who participate in community-based programs have transitioned out of a residential facility or have a disorder that does not require placement in a facility that provides 24-hour care.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

Premier operational management team with track record of success. Our management team has approximately 170 combined years of experience in acquiring, integrating and operating a variety of behavioral health facilities. Following the sale of Psychiatric Solutions, Inc. (“PSI”) to Universal Health Services, Inc. in November 2010, certain of PSI’s key former executive officers joined Acadia in February 2011. The extensive national experience and operational expertise of our management team gives us what management believes to be the premier leadership team in the behavioral healthcare industry. Our management team strives to use its years of experience operating behavioral health facilities to generate strong cash flow and grow a profitable business.

Favorable industry and legislative trends. According to the National Institute of Mental Health, approximately 6% of people in the United States suffer from a seriously debilitating mental illness and over 20% of children, either currently or at some point during their life, have had a seriously debilitating mental disorder. We believe the market for behavioral services will continue to grow due to increased awareness of mental health and substance abuse conditions and treatment options. According to a 2008 report by the Substance Abuse and Mental Health Services Administration of the U.S. Department of Health and Human Services, national expenditures on mental health and substance abuse treatment are expected to reach $239 billion in 2014, up from $121 billion in 2003, representing a compound annual growth rate of approximately 6.4%.

While the growing awareness of mental health and substance abuse conditions is expected to accelerate demand for services, recent healthcare reform is expected to increase access to industry services as more people obtain insurance coverage. A key aspect of reform legislation is the extension of mental health parity protections established into law by the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008 (the “MHPAEA”). The MHPAEA provides for equal coverage between psychiatric or mental health services and conventional medical health services and forbids employers and insurers from placing stricter limits on mental healthcare compared to other health conditions.

Leading platform in attractive healthcare niche. We are a leading behavioral healthcare platform in an industry that is undergoing consolidation in an effort to reduce costs and expand programs to better serve the growing need for inpatient behavioral healthcare services. In addition, the behavioral healthcare industry has significant barriers to entry, including (i) significant initial capital outlays required to open new facilities, (ii) expertise required to deliver highly specialized services safely and effectively and (iii) high regulatory hurdles that require market entrants to be knowledgeable of state and federal laws and facilities to be licensed with local agencies.

Diversified revenue and payor bases. As of December 31, 2013, we operated 51 facilities in 23 states and Puerto Rico. Our payor, patient/client and geographic diversity mitigates the potential risk associated with any single facility. For the year ended December 31, 2013, we received 48% of our revenue from Medicaid, 25% from commercial payors, 22% from Medicare, and 5% from self-pay and other payors. As we receive Medicaid payments from 30 states, the District of Columbia and Puerto Rico, management does not believe that we are significantly affected by changes in reimbursement policies in any one state. Substantially all of our Medicaid payments relate to the care of children and adolescents. Management believes that children and adolescents are a patient class that is less susceptible to reductions in reimbursement rates. No facility accounted for more than 6% of revenue for the year ended December 31, 2013. Additionally, no state accounted for more than 17% of revenue for the year ended December 31, 2013. Management believes that our geographic diversity mitigates the impact of any financial or budgetary pressure that may arise in a particular state where we operate.

Strong cash flow generation and low capital requirements. We generate strong free cash flow by profitably operating our business and by actively managing our working capital. Moreover, as the behavioral healthcare business does not typically require the procurement and replacement of expensive medical equipment, our maintenance capital expenditure requirements are generally less than that of other facility-based healthcare providers. For the year ended December 31, 2013, our maintenance capital expenditures amounted to approximately 2.3% of our revenue. In addition, our accounts receivable management is less complex than medical/surgical hospital providers because behavioral healthcare facilities have fewer billing codes and generally are paid on a per diem basis.

Business Strategy

We are committed to providing the communities we serve with high quality, cost-effective behavioral health services, while growing our business, increasing profitability and creating long-term value for our stockholders. To achieve these objectives, we have aligned our activities around the following growth strategies:

Increase margins by enhancing programs and improving performance at existing facilities. Management believes we can improve efficiencies and increase operating margins by utilizing our management’s expertise and experience within existing programs and their expertise in improving performance at underperforming facilities. Management believes the efficiencies can be realized by investing in growth in strong markets, addressing capital-constrained facilities that have underperformed and improving management systems. Furthermore, our recent acquisitions of additional facilities give us an opportunity to develop a marketing strategy in many markets which should help us increase the geographic footprint from which our existing facilities attract patients and referrals.

Opportunistically pursue acquisitions. We have established a national platform for becoming the leading dedicated provider of high quality behavioral healthcare services in the U.S. Our industry is highly fragmented, and we selectively seek opportunities to expand and diversify our base of operations by acquiring additional facilities. Management believes there are a number of acquisition candidates available at attractive valuations, and we have a number of potential acquisitions in various stages of development and consideration. Management believes our focus on inpatient behavioral healthcare and history of completing acquisitions provides us with a strategic advantage in sourcing, evaluating and closing acquisitions. We leverage our management team’s expertise to identify and integrate acquisitions based on a disciplined acquisition strategy that focuses on quality of service, return on investment and strategic benefits. We also have a comprehensive post-acquisition strategic plan to facilitate the integration of acquired facilities that includes improving facility operations, retaining and recruiting psychiatrists and other healthcare professionals and expanding the breadth of services offered by the facilities.

Drive organic growth of existing facilities. We seek to increase revenue at our facilities by providing a broader range of services to new and existing patients and clients. In addition, management intends to increase licensed bed counts in our existing facilities, with a focus on increasing the number of acute psychiatric beds. During the year ended December 31, 2013, we acquired seven facilities with an aggregate of 694 licensed beds including a 75-bed facility under construction, which opened on October 1, 2013. In addition, we added 325 new beds during the year ended December 31, 2013, including opening two newly-developed facilities with a combined 102 licensed beds. We expect to add over 300 total beds during 2014 (exclusive of acquisitions). Furthermore, management believes that opportunities exist to leverage out-of-state referrals to increase volume and minimize payor concentration, especially with respect to our youth and adolescent focused services and our substance abuse services.

Recent Developments

On February 13, 2014, we entered into a Fourth Amendment (the “Fourth Amendment”) to our Amended and Restated Credit Agreement, dated December 31, 2012 (the “Amended and Restated Credit Agreement”) to increase the size of our Amended and Restated Senior Credit Facility (the “Amended and Restated Senior Credit Facility”) and extend the maturity date thereof, which resulted in our having a revolving line of credit of up to $300.0 million and term loans of $300.0 million. The Fourth Amendment also reduced the interest rates applicable to the Amended and Restated Senior Credit Facility generally and provided increased flexibility to us in terms of our financial and other restrictive covenants. The Company had $46.1 million of availability under the revolving line of credit as of December 31, 2013. Borrowings under the revolving line of credit are subject to customary conditions precedent to borrowing. The term loans require quarterly principal payments of $1.9 million for March 31, 2014 to December 31, 2014, $3.8 million for March 31, 2015 to December 31, 2015, $5.6 million for March 31, 2016 to December 31, 2016, $7.5 million for March 31, 2017 to December 31, 2017, and $9.4 million for March 31, 2018 to December 31, 2018, with the remaining principal balance due on the maturity date of February 13, 2019. The Fourth Amendment also provides for a $150.0 million incremental credit facility, with the potential for unlimited additional incremental amounts, provided we meet certain financial ratios, in each case subject to customary conditions precedent to borrowing. See “Description of Other Indebtedness—Amended and Restated Senior Credit Facility.”

Equity Sponsor

As of December 31, 2013, Waud Capital Partners, L.L.C. and its affiliates (“Waud Capital Partners”) owned approximately 23% of our common stock. Founded in 1993, Waud Capital Partners is a leading middle-market private equity firm that partners with management teams to create, acquire and grow companies that address significant, inefficient, highly fragmented and underserved industry segments. Waud Capital Partners invests primarily through control-oriented growth equity investments, industry consolidations, buyouts or recapitalizations and seeks companies that generate strong cash flow and can be grown both organically and through add-on acquisitions. Waud Capital Partners’ current and exited portfolio is composed of companies in the healthcare, business/consumer, logistics/specialty distribution and value-added industrial business segments.

So long as Waud Capital Partners owns at least 17.5% of our outstanding common stock, it is entitled to designate the pro rata number of our directors that is proportional (but rounded up to the nearest whole number) to its percentage ownership of our outstanding common stock, subject to the NASDAQ rules regarding director independence, and has consent rights to many corporate actions, such as issuing equity or debt securities, paying dividends, acquiring any interest in another company and materially changing our business activities. This means that we cannot engage in any of those activities without the consent of Waud Capital Partners.

Company Information

Acadia Healthcare Company, Inc. is a Delaware corporation. Our principal executive offices are located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067. Our telephone number is (615) 861-6000. Our website is http://www.acadiahealthcare.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary of the Exchange Offer

The summary below describes the principal terms of the Exchange Offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Offer.

Initial Offering of Outstanding Notes	On March 12, 2013, we sold, through a private placement exempt from the registration requirements of the Securities Act, $150,000,000 of our 6.125% Senior Notes due 2021 (the “Outstanding Notes”), all of which are eligible to be exchanged for Exchange Notes.

Registration Rights Agreement	Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to file a registration statement for substantially identical debt securities (and related guarantees), which will be issued in exchange for the Outstanding Notes, with the SEC. You may exchange your Outstanding Notes for Exchange Notes in this Exchange Offer. For further information regarding the Exchange Notes, see the sections entitled “Exchange Offer” and “Description of the Exchange Notes” in this prospectus.

Exchange Notes Offered	$150,000,000 aggregate principal amount of 6.125% Senior Notes due 2021.

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount at maturity of the Exchange Notes. Outstanding Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date; Withdrawal of Tender	The Exchange Offer will expire at 5:00 p.m., New York City time, on [ ], 2014, or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. Any Outstanding Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Outstanding Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the Exchange Offer.

Prospectus Recipients	We mailed this prospectus and the related Exchange Offer documents to registered holders of the Outstanding Notes as of [ ], 2014.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank National Association, as custodian for The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. By tendering your Outstanding Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer” and in the letter of transmittal accompanying this prospectus. Your Outstanding Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender of Outstanding Notes for Exchange Notes in the Exchange Offer to be considered valid, you must transmit to the exchange agent on or before 5:00 p.m., New York City time on the expiration date either:

•     an original or facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•     if the Outstanding Notes you own are held of record by DTC, in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the Exchange Offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, if you are making delivery via book-entry transfer, you must deliver, to the exchange agent on or before 5:00 p.m., New York City time on the expiration date, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the Exchange Offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your outstanding notes are not immediately available, or you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under ATOP for transfer of book-entry interests prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of the Exchange Offer, we will have fulfilled a covenant under the Registration Rights Agreement. Accordingly, there will be no increase in the applicable interest rate on the Outstanding Notes under the circumstances described in the Registration Rights Agreement. If you do not tender your Outstanding Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of untendered Outstanding Notes under the Registration Rights Agreement. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for Outstanding Notes that are not so tendered and accepted could be adversely affected.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

United States Federal Income Tax Considerations	The Exchange Offer should not result in any income, gain or loss to the holders of Outstanding Notes for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for the Exchange Offer.

Shelf Registration Statement	In limited circumstances, holders of Outstanding Notes may require us to register their Outstanding Notes under a shelf registration statement. See “Exchange Offer—Purpose of Exchange Offer.”

Consequences of Not Exchanging Outstanding Notes

If you do not exchange your Outstanding Notes in the Exchange Offer, your Outstanding Notes will continue to be subject to the restrictions on transfer currently applicable to the Outstanding Notes. In general, you may offer or sell your Outstanding Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Outstanding Notes under the Securities Act. Under some circumstances, however, holders of the Outstanding Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Outstanding Notes by these holders. For more information regarding the consequences of not tendering your Outstanding Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Purpose of the Exchange Offer.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms described below are subject to important limitations and exceptions. See the section entitled “Description of the Exchange Notes” of this prospectus for a more detailed description of the terms of the Exchange Notes.

Issuer	Acadia Healthcare Company, Inc.

Securities	$150,000,000 aggregate principal amount of 6.125% Senior Notes due 2021, which will be registered under the Securities Act. The Exchange Notes will evidence the same debt as the Outstanding Notes.

Maturity Date	March 15, 2021.

Interest Rate	We will pay interest on the Exchange Notes at an annual interest rate of 6.125%.

Interest Payment Dates	Interest payments on the Exchange Notes are payable semi-annually in arrears on each March 15 and September 15. No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes.

Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on such Outstanding Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first interest payment date following the expiration date of the Exchange Offer.

Guarantees	The Exchange Notes will be guaranteed on a senior unsecured basis by each of our direct or indirect wholly-owned subsidiaries that is a guarantor under our Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018, and, subject to certain exceptions, each of our future domestic subsidiaries that guarantees indebtedness under our Amended and Restated Senior Credit Facility. See “Description of the Exchange Notes—Additional Note Guarantees.”

Ranking	The Exchange Notes and the guarantees will rank equally to all of our and the guarantors’ other unsecured and unsubordinated indebtedness, but will effectively be junior to all of our and the guarantors’ secured indebtedness, to the extent of the value of the assets securing that indebtedness. The Exchange Notes will also effectively rank junior to all liabilities of our subsidiaries that do not guarantee the notes.

As of December 31, 2013, giving effect to the Fourth Amendment to the Amended and Restated Credit Agreement, the Exchange Notes:

• would have ranked pari passu with $97.5 million of our 12.875% Senior Notes due 2018;

•    would have ranked effectively junior to $300.0 million of our senior secured term loan indebtedness under our Amended and Restated Senior Credit Facility (as well as $68.0 million of borrowings under our revolving line of credit), to the extent of the collateral therefor; and

• would have ranked effectively junior to $29.2 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries.

For more information regarding our indebtedness, see “Capitalization.”

Optional Redemption	We may redeem any of the notes beginning on March 15, 2016. The initial redemption price is 104.594% of their principal amount, plus accrued interest. The redemption price will decline each year after 2016 and will be 100% of their principal amount, plus accrued interest, beginning on March 15, 2019.

We may also redeem some or all of the notes before March 15, 2016 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, to the redemption date, plus an applicable “make-whole” premium as described in this prospectus.

In addition, before March 15, 2016, we may redeem up to 35% of the aggregate principal amount of notes with the proceeds of certain equity offerings at 106.125% of their principal amount plus accrued interest. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer	Upon a change of control (as defined under “Description of the Exchange Notes”), we will be required to make an offer to purchase the Exchange Notes. The purchase price will equal 101% of the principal amount of the Exchange Notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the Exchange Notes). See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.”

Certain Covenants	The terms of the Exchange Notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of the Exchange Notes”) to:

• incur additional indebtedness;

• create liens;

• pay dividends or make distributions in respect of capital stock;

• purchase or redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• enter into transactions with stockholders or affiliates; or

• effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions.

No Public Market	The Exchange Notes will be a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors	You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 15 prior to deciding to tender your Outstanding Notes in the Exchange Offer.

Summary Historical Condensed Consolidated Financial Data

The following table sets forth a summary of our historical condensed consolidated financial data as of and for the periods presented. The summary historical condensed consolidated financial data presented below for each of the three years ended December 31, 2011, 2012 and 2013 has been derived from our audited consolidated financial statements. Our consolidated financial statements for the period ended December 31, 2013 have been audited by Ernst & Young LLP, independent public accounting firm.

This information is only a summary and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in this prospectus or included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014 and incorporated by reference in this prospectus.

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Income Statement Data:
Revenue before provision for doubtful accounts	$735,109	$413,850	$219,704
Provision for doubtful accounts	(21,701)	(6,389)	(3,206)

Revenue	713,408	407,461	216,498
Salaries, wages and benefits(1)	407,962	239,639	152,609
Professional fees	37,171	19,019	8,896
Supplies	37,569	19,496	11,349
Rents and leases	10,049	7,838	5,576
Other operating expenses	80,572	42,777	20,171
Depreciation and amortization	17,090	7,982	4,278
Interest expense, net	37,250	29,769	9,191
Debt extinguishment costs	9,350	—	—
Sponsor management fees	—	—	1,347
Transaction-related expenses	7,150	8,112	41,547

Income (loss) from continuing operations, before income taxes	69,245	32,829	(38,466)
Provision for (benefit from) income taxes(2)	25,975	12,325	(5,272)

Income (loss) from continuing operations	43,270	20,504	(33,194)
(Loss) income from discontinued operations, net of income taxes	(691)	(101)	(1,698)

Net income (loss)	$42,579	$20,403	$(34,892)

Other Financial Data:
EBITDA(3)	$123,585	$70,580
Adjusted EBITDA(3)	$145,334	$80,959
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$4,569	$49,399	$61,118
Total assets	1,224,659	983,413	412,996
Total debt	617,136	473,318	277,459
Total equity	480,710	432,550	96,365

(1)	Salaries, wages and benefits for the years ended December 31, 2013, 2012 and 2011 include $5.2 million, $2.3 million and $17.3 million, respectively, of equity-based compensation expense.

(2)	On April 1, 2011, the Company and its wholly-owned limited liability company subsidiaries elected to be taxed as a corporation for federal and state income tax purposes, and, therefore, income taxes became the obligation of the Company subsequent to April 1, 2011.
(3)	EBITDA and Adjusted EBITDA are reconciled to net income in the table below. EBITDA and Adjusted EBITDA are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). When presenting non-GAAP financial measures, we are required to reconcile the non-GAAP financial measures with the most directly comparable GAAP financial measure or measures. We define EBITDA as net income adjusted for loss (income) from discontinued operations, net interest expense, income tax provision and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses, and debt extinguishment costs. See the table and related footnotes below for additional information.

We present Adjusted EBITDA because it is a measure management uses to assess financial performance. We believe that companies in our industry use measures of EBITDA as common performance measurements. We also believe that securities analysts, investors and other interested parties frequently use measures of EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, measures of EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, “EBITDA,” “Adjusted EBITDA” or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See “Non-GAAP Financial Measures.”

	Year Ended December 31,
	2013	2012
	(Unaudited) (in thousands)
Reconciliation of Net Income to Adjusted EBITDA
Net income	$42,579	$20,403
Loss from discontinued operations	691	101
Provision for income taxes	25,975	12,325
Interest expense, net	37,250	29,769
Depreciation and amortization	17,090	7,982

EBITDA	123,585	70,580
Adjustments:
Equity-based compensation expense (a)	5,249	2,267
Debt extinguishment costs (b)	9,350	—
Transaction-related expenses(c)	7,150	8,112

Adjusted EBITDA	$145,334	$80,959

(a)	Represents the equity-based compensation expense of Acadia.
(b)	Represents debt extinguishment costs related to the repayment of $52.5 million of the Company’s 12.875% Senior Notes due 2018 on March 12, 2013, including a prepayment premium of $6.8 million and the write-off of $2.6 million of deferred financing costs.
(c)	Represents transaction-related expenses incurred by Acadia related to acquisitions.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,
	2013	2012	2011(1)	2010	2009
Ratio of earnings to fixed charges	2.76x	2.05x	N/A	8.03x	3.95x

(1)	Earnings were insufficient to cover fixed charges by approximately $38.5 million for the year ended December 31, 2011.

RISK FACTORS

Participating in the Exchange Offer is subject to a number of important risks and uncertainties, some of which are described below. Any of the following risks could materially and adversely affect our business, financial condition, operating results and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition, operating results and cash flows. In such cases, you may lose all or part of your investment in the notes. See “Forward-Looking Statements.”

Risks Relating to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to resell your notes.

The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

If a trading market were to develop, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes.

We understand that the initial purchasers presently intend to make a market in the Exchange Notes. However, they are not obligated to do so and any market marking with respect to the Exchange Notes may be discontinued at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and may be limited during the pendency of the Exchange Offer or the effectiveness of the registration statement.

We offered the Outstanding Notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Outstanding Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the Exchange Offer pursuant to an effective registration statement, whereby we are offering to exchange the Outstanding Notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that the Exchange Offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. See “Exchange Offer.”

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreements will terminate. See “Exchange Offer—Procedures for Tendering Outstanding Notes” and “Exchange Offer—Consequences of Failure to Exchange.”

Holders of Outstanding Notes who fail to exchange their Outstanding Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

If you do not exchange your Outstanding Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Outstanding Notes. The restrictions on transfer of your Outstanding Notes arise because we issued the Outstanding Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the Exchange Offer, see the section entitled “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Outstanding Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Exchange Notes

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

As of December 31, 2013, we had $617.1 million of total debt, which included $346.0 million of debt under our Amended and Restated Senior Credit Facility, $96.2 million (net of a discount of $1.3 million) of debt under our 12.875% Senior Notes due 2018, $150.0 million of debt under our Outstanding Notes and $24.9 million (including a premium of $2.1 million) of Lee County (Florida) Industrial Development Authority Healthcare Facilities Revenue Bonds, Series 2010 with stated interest rates of 9.0% and 9.5% (“9.0% and 9.5% Revenue Bonds”). See “Capitalization” and “Description of Other Indebtedness.”

Our substantial debt could have important consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult for us to satisfy our other financial obligations;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our outstanding term loan borrowings under the Amended and Restated Senior Credit Facility), thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	expose us to interest rate fluctuations because the interest on the Amended and Restated Senior Credit Facility is imposed at variable rates;

•	make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to pay dividends, redeem stock or make other distributions.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Amended and Restated Senior Credit Facility or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial conditions or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

We are subject to a number of restrictive covenants, which may restrict our business and financing activities.

Our financing arrangements impose, and the terms of any future debt may impose, operating and other restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional debt and issue certain preferred stock;

•	pay dividends on our common stock or redeem, repurchase or retire our common stock or subordinated debt;

•	transfer or sell our assets:

•	make certain payments or investments;

•	make capital expenditures;

•	create certain liens on assets;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments to us;

•	engage in certain transactions with our affiliates; and

•	merge or consolidate with other companies.

The Amended and Restated Senior Credit Facility also requires us to meet certain financial ratios, including a fixed charge coverage ratio and a consolidated leverage ratio. See “Description of Other Indebtedness.”

These restrictions may prevent us from taking actions that management believes would be in the best interests of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Our ability to comply with these covenants in future periods will largely depend on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. We cannot assure you that we will be granted waivers or amendments to our financing arrangements if for any reason we are unable to comply with our financial covenants. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes, the indenture governing our 12.875% Senior Notes due 2018 or under the Amended and Restated Senior Credit Facility, which could result in an acceleration of our debt.

Despite our current debt level, we may incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

We may incur substantial additional debt, including the issuance of additional notes and other secured debt, in the future. Although the indenture governing the notes, the indenture governing our outstanding 12.875% Senior Notes due 2018 and our Amended and Restated Senior Credit Facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of debt that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify and we may not be able to meet all our debt obligations.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Amended and Restated Senior Credit Facility, the indenture governing our 12.875% Senior Notes due 2018 or the indenture governing the notes, and the remedies sought by the holders of such indebtedness, could adversely affect our ability to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our Amended and Restated Senior Credit Facility, the indenture governing our 12.875% Senior Notes due 2018 and the indenture governing the notes), we would be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, the lenders under our Amended and Restated Senior Credit Facility could elect to terminate their commitments or cease making further loans and institute foreclosure proceedings against our assets, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any such case, we could ultimately be forced into bankruptcy or liquidation. Because the indenture governing the notes has, and the agreements governing our Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018 have, customary cross-default provisions, if any of the indebtedness under our Amended and Restated Senior Credit Facility, our 12.875% Senior Notes due 2018 or the notes offered hereby is accelerated, our other indebtedness will be accelerated, making it even more difficult for us to repay or refinance the amounts due.

The notes and the guarantees are not secured by any of our assets and are effectively subordinated to our and the guarantors’ existing and future secured indebtedness.

The notes and the guarantees are general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under the Amended and Restated Senior Credit Facility, to the extent of the collateral therefor, and will be effectively junior to the third-party liabilities, including trade payables, of our non-guarantor subsidiaries. Additionally, the indenture governing the notes permits us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such repayment before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

As of December 31, 2013, giving effect to the Fourth Amendment to the Amended and Restated Credit Agreement, the notes:

•	would have ranked pari passu with $97.5 million of our 12.875% Senior Notes due 2018; and

•	would have ranked effectively junior to $300.0 million of our senior secured term loan indebtedness under our Amended and Restated Senior Credit Facility (as well as $68.0 million of borrowings under our revolving line of credit), to the extent of the collateral therefor.

The notes are structurally subordinated to the liabilities of our future subsidiaries that are not guarantors of the notes.

The notes are guaranteed on a senior unsecured basis by each of our direct or indirect wholly-owned subsidiaries that is a guarantor under the Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018, and, subject to certain exceptions, each of our future domestic subsidiaries that guarantees indebtedness under our Amended and Restated Senior Credit Facility. As of the issue date of the notes, substantially all of our existing subsidiaries were guarantors of the notes, our Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018. The notes are structurally subordinated to indebtedness and other liabilities, including trade payables, of any of our future subsidiaries that are not guarantors of the notes. As of December 31, 2013, the notes would have ranked effectively junior to $29.2 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries.

The indenture governing the notes allows future non-guarantor subsidiaries to incur certain additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, upon the occurrence of an asset sale, as defined in the indenture, we may be required to offer to purchase the notes at a price equal to 100% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

We cannot assure you that, if a change of control or asset sale occurs, we will have available funds sufficient to make an offer to purchase, and pay the change of control purchase price or asset sale purchase price to any or all of the holders of the notes seeking to receive and accept the change of control offer or asset sale offer. If we are required to purchase notes pursuant to a change of control offer or asset sale offer, we would be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. There can be no assurance that we will be able to obtain such financing on acceptable terms to us or at all. Accordingly, none of the holders of the notes may receive the change of control purchase price or asset sale purchase price for their notes. Our failure to make or consummate the change of control offer or asset sale offer, or to pay the change of control purchase price or asset sale purchase price when due would be a default under the indenture governing the notes, which would also be a default under our Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018.

In addition, the events that constitute a change of control or asset sale under the indenture may also be events of default under our Amended and Restated Senior Credit Facility and our 12.875% Senior Notes due 2018. These events may permit the lenders under our Amended and Restated Senior Credit Facility and holders of our 12.875% Senior Notes due 2018 to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in our specified assets in the case of the Amended and Restated Senior Credit Facility, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees.

The issuance of the notes and the guarantees may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance or guarantee of the notes would generally be a fraudulent conveyance if (1) the issuer or the guarantors issued the notes or provided the guarantees with the actual intent of hindering, delaying or defrauding creditors or (2) the issuer or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes or guarantee, as applicable, and, in the case of (2) only, one of the following is also true:

•	the issuer or such guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the notes or the applicable guarantee left the issuer or such guarantor with an unreasonably small amount of capital to carry on its business; or

•	the issuer or such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the issuer or such guarantor, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the issuer or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes or the guarantees would not be subordinated to any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The indenture limits the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price that you paid.

The notes are a new issue of securities. There is no active public trading market for the notes. We do not intend to apply for listing of the notes on a security exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion without notice. As a result, we cannot assure you as to the liquidity of any trading market for the notes. In addition, when we conduct the Exchange Offer, market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of the Exchange Offer registration statement. If no active trading market develops, you may not be able to resell your new notes at their full value or at all.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	prevailing interest rates;

•	the aggregate principal amount of the notes outstanding;

•	the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the notes, regardless of our prospects and financial performance.

The trading prices of the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of Outstanding Notes with an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Outstanding Notes were originally issued and sold on March 12, 2013, to the initial purchasers pursuant to the purchase agreement dated March 7, 2013. The Outstanding Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) to an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act that is acquiring the Outstanding Notes for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, (v) pursuant to another available exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Outstanding Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Outstanding Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will file with the SEC an Exchange Offer registration statement on an appropriate form under the Securities Act and offer to holders of Outstanding Notes who are able to make certain representations, the opportunity to exchange their Outstanding Notes for Exchange Notes. Under some circumstances, holders of the Outstanding Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Outstanding Notes by these holders.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying this prospectus, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the Exchange Notes will bear a different CUSIP Number from the Outstanding Notes;

(2)	the Exchange Notes will be registered under the Securities Act and will not bear legends restricting their transfer; and

(3)	the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Outstanding Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer to which this prospectus relates is terminated.

The Exchange Notes will evidence the same debt as the Outstanding Notes, will be entitled to the benefits of the indenture governing the notes and will constitute, with the Outstanding Notes, a single series of notes under the indenture.

As of the date of this prospectus, $150.0 million aggregate principal amount of Outstanding Notes are outstanding. This prospectus and the letter of transmittal, accompanying this prospectus, are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

Holders of Outstanding Notes do not have any appraisal or dissenters’ rights under the General Corporate Law of the State of Delaware or the indenture governing the notes in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral notice (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain specified events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the Exchange Offer.

Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The Exchange Offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on [                    ], 2014, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “expiration date” will mean the latest date and time to which the Exchange Offer is extended.

To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	issue a notice by press release or other public announcement.

Any announcement of delay in acceptance, extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

(a)	to delay accepting any Outstanding Notes,

(b)	to extend the Exchange Offer, or

(c)	to terminate the Exchange Offer, or

(2)	to amend the terms of the Exchange Offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. In the event of a material change to the terms of an Exchange Offer, including the waiver of a material condition, we will extend the terms of the applicable Exchange Offer, if necessary, so that at least five business days remain in such Exchange Offer following notice of any such material change.

Interest on the Exchange Notes

No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes. Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on such Outstanding Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first interest payment date after the expiration date of the Exchange Offer.

Procedures for Tendering Outstanding Notes

Only a holder of Outstanding Notes may tender Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must comply with either of the following:

(1)	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or a facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

(2)	comply with the ATOP procedures described below.

In addition, you must comply with one of the following conditions:

(1)	the exchange agent must receive certificates for the Outstanding Notes along with the letter of transmittal prior to the expiration date;

(2)	the exchange agent must receive a timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC under the procedures for book-entry transfer described below along with a properly transmitted agent’s message prior to the expiration date; or

(3)	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Outstanding Notes that the participant has received and agrees: (1) to participate in ATOP, (2) to be bound by the terms of the letter of transmittal and (3) that we may enforce the agreement against the participant.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of Outstanding Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Outstanding Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal accompanying this prospectus.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an “Eligible Guarantor Institution”) unless the Outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed in this prospectus, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Outstanding Notes with the signature thereon guaranteed by an Eligible Guarantor Institution.

If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we determine and in any case, before the expiration date. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account with respect to the Outstanding Notes in accordance with DTC’s procedures for the transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, or an appropriate letter of transmittal properly completed and duly executed, or a facsimile thereof, with any required signature guarantee and all other required documents, must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a registered holder of the Outstanding Notes desires to tender Outstanding Notes and the Outstanding Notes are not immediately available, or time will not permit that holder’s Outstanding Notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)	the tender is made through an Eligible Guarantor Institution;

(2)	prior to 5:00 pm, New York City time, on the expiration date, the exchange agent receives from that Eligible Guarantor Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of Outstanding Notes and the amount of the Outstanding Notes tendered and stating that the tender is being made by guaranteed delivery, with a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the Outstanding Notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Guarantor Institution with the exchange agent; and

(3)	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered Outstanding Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to the expiration date.

To withdraw a tender of Outstanding Notes in the Exchange Offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

(1)	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

(2)	identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any Outstanding Notes are to be registered, if different from that of the person depositing the Outstanding Notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Outstanding Notes” at any time prior to the expiration date.

Representations

To participate in the Exchange Offer, each holder will be required to make the following representations to us:

(1)	you or any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is acquiring them in the ordinary course of business;

(2)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the Exchange Offer;

(4)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5)	if you or another person acquiring Exchange Notes in exchange for your Outstanding Notes is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this Exchange Offer prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making activities or other trading activities, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

(1)	may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the Exchange Offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the Exchange Offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the Exchange Offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the Exchange Offer.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender Outstanding Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the Exchange Offer. You should direct questions or requests for assistance with respect to the Exchange Offer procedures and requests for additional copies of this prospectus and the letter of transmittal to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION, EXCHANGE AGENT

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance Department

For Information Call:

(800) 934-6802

Facsimile Transmission:

(for eligible institutions only)

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Notes

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above. Your Outstanding Notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the Exchange Offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the Exchange Offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not tendered Outstanding Notes will not continue to be entitled to any increase in interest rate that the Registration Rights Agreement provides for if we do not complete the Exchange Offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act;

(3)	outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	to an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act that is acquiring the Outstanding Notes for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act;

(5)	pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us; or

(6)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the Exchange Notes. The Outstanding Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

CAPITALIZATION

The following table describes our cash and cash equivalents and our consolidated capitalization as of December 31, 2013. You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in this prospectus or included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus.

As of December 31, 2013
(In thousands)
Cash and cash equivalents	$4,569

Debt:
Amended and Restated Senior Credit Facility(1):
Senior Secured Term Loans	$292,500
Senior Secured Revolving Line of Credit	53,500
12.875% Senior Notes due 2018	96,216
6.125% Senior Notes due 2021	150,000
9.0% and 9.5% Revenue Bonds	24,920

Total debt (including current portion)	$617,136
Less: current portion	(15,195)

Total long-term debt	$601,941

Total equity	$480,710

Total capitalization	$1,082,651

(1)	Does not reflect the Fourth Amendment entered into on February 13, 2014, as described on page 3.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below for the years ended December 31, 2013, 2012 and 2011, and as of December 31, 2013 and 2012, is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The selected consolidated financial data for the years ended December 31, 2010 and 2009, and as of December 31, 2011, 2010 and 2009, is derived from our audited consolidated financial statements not included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The audited financial statements for the periods presented have been reclassified for discontinued operations. The selected consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus. The selected consolidated financial data presented below does not give effect to our acquisitions prior to the respective date of such acquisitions. On May 13, 2011, the Company elected to convert from a Delaware limited liability company to a Delaware corporation in accordance with Delaware law.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands, except per share data)
Income Statement Data:
Revenue before provision for doubtful accounts	$735,109	$413,850	$219,704	$64,342	$51,821
Provision for doubtful accounts	(21,701)	(6,389)	(3,206)	(2,239)	(2,424)

Revenue	713,408	407,461	216,498	62,103	49,397
Salaries, wages and benefits(1)	407,962	239,639	152,609	38,661	32,572
Professional fees	37,171	19,019	8,896	1,675	1,827
Supplies	37,569	19,496	11,349	3,699	2,841
Rents and leases	10,049	7,838	5,576	1,288	885
Other operating expenses	80,572	42,777	20,171	6,870	6,720
Depreciation and amortization	17,090	7,982	4,278	976	967
Interest expense, net	37,250	29,769	9,191	738	774
Debt extinguishment costs	9,350	—	—	—	—
Sponsor management fees	—	—	1,347	120	—
Transaction-related expenses	7,150	8,112	41,547	918	—

Income (loss) from continuing operations, before income taxes	69,245	32,829	(38,466)	7,158	2,811
Provision for (benefit from) income taxes(2)	25,975	12,325	(5,272)	477	53

Income (loss) from continuing operations	43,270	20,504	(33,194)	6,681	2,758
(Loss) income from discontinued operations, net of income taxes	(691)	(101)	(1,698)	(471)	119

Net income (loss)	$42,579	$20,403	$(34,892)	$6,210	$2,877
Income (loss) from continuing operations per share basic	$0.87	$0.53	$(1.77)	$0.38	$0.16
Income (loss) from continuing operations per share diluted	$0.86	$0.53	$(1.77)	$0.38	$0.16
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$4,569	$49,399	$61,118	$8,614	$4,489
Total assets	1,224,659	983,413	412,996	45,395	41,254
Total debt	617,136	473,318	277,459	9,984	10,259
Total equity	480,710	432,550	96,365	25,107	21,193

(1)	Salaries, wages and benefits for the years ended December 31, 2013, 2012 and 2011 include $5.2 million, $2.3 million and $17.3 million, respectively, of equity-based compensation expense.
(2)	On April 1, 2011, the Company and its wholly-owned limited liability company subsidiaries elected to be taxed as a corporation for federal and state income tax purposes, and, therefore, income taxes became the obligation of the Company subsequent to April 1, 2011.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Senior Credit Facility

The Company entered into a Senior Secured Credit Facility (the “Senior Secured Credit Facility”), administered by Bank of America, N.A., on April 1, 2011. The Senior Secured Credit Facility initially included $135.0 million of term loans and a revolving line of credit of $30.0 million.

On March 1, 2012, we amended our Senior Secured Credit Facility to provide an incremental $25.0 million of term loans and increase our revolving line of credit by $45.0 million, from $30.0 million to $75.0 million. We used the incremental term loans of $25.0 million and a $5.0 million borrowing under the revolving line of credit to partially fund the acquisition of the Haven Facilities on March 1, 2012.

On December 31, 2012, we entered into the Amended and Restated Credit Agreement, which amended and restated the Senior Secured Credit Facility, to provide a revolving line of credit of $100.0 million and term loans of $300.0 million, which resulted in debt proceeds of $151.1 million. We used the $151.1 million of term loan proceeds partially to fund the acquisition of BCA and AmiCare on December 31, 2012.

On March 11, 2013, we entered into a Consent and First Amendment to the Amended and Restated Credit Agreement (the “First Amendment”). The First Amendment modified the definition of Consolidated EBITDA to permit the add-back for financial covenant purposes of certain fees and expenses related to the partial redemption of our 12.875% Senior Notes due 2018 on March 12, 2013. In addition, the First Amendment amended the definitions of Consolidated Leverage Ratio and Consolidated Senior Leverage Ratio to permit us to test indebtedness on a basis net of cash and cash equivalents for financial covenant purposes.

On June 28, 2013, we entered into a Second Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”). The Second Amendment modified certain of the restrictive covenants contained therein to permit us to increase the amount of miscellaneous investments we may make, as well as to permit us to incur increased amounts of purchase money indebtedness in order to finance certain long-term capital leases.

On September 30, 2013, we entered into a Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”). The Third Amendment modified certain of the restrictive covenants contained therein to permit the incurrence by us of increased amounts of miscellaneous types of liens and indebtedness to facilitate our consummation of the acquisition of Longleaf.

On February 13, 2014, we entered into the Fourth Amendment to the Amended and Restated Credit Agreement, to increase the size of our Amended and Restated Senior Credit Facility and extend the maturity date thereof, which resulted in our having a revolving line of credit of up to $300.0 million and term loans of $300.0 million. The Fourth Amendment also reduced the interest rates applicable to the Amended and Restated Senior Credit Facility and provided increased flexibility to us in terms of our financial and other restrictive covenants as described below. The Company had $46.1 million of availability under the revolving line of credit as of December 31, 2013. Borrowings under the revolving line of credit are subject to customary conditions precedent to borrowing. The term loans require quarterly principal payments of $1.9 million for March 31, 2014 to December 31, 2014, $3.8 million for March 31, 2015 to December 31, 2015, $5.6 million for March 31, 2016 to December 31, 2016, $7.5 million for March 31, 2017 to December 31, 2017, and $9.4 million for March 31, 2018 to December 31, 2018, with the remaining principal balance due on the maturity date of February 13, 2019. The Fourth Amendment also provides for a $150.0 million incremental credit facility, with the potential for unlimited additional incremental amounts, provided we meet certain financial ratios, in each case subject to customary conditions precedent to borrowing.

Borrowings under the Amended and Restated Senior Credit Facility are guaranteed by each of our wholly-owned domestic subsidiaries (other than Park Royal and certain other excluded subsidiaries) and are secured by a lien on substantially all of the assets of the Company and such subsidiaries. Borrowings under the Amended and Restated Senior Credit Facility bear interest at a rate tied to Acadia’s Consolidated Leverage Ratio (defined as consolidated funded debt net of up to $20,000,000 of unrestricted and unencumbered cash to consolidated EBITDA, in each case as defined in the Amended and Restated Credit Agreement). The Applicable Rate (as defined in the Amended and Restated Credit Agreement) for borrowings under the Amended and Restated Senior Credit Facility was 3.25% for Eurodollar Rate Loans (as defined in the Amended and Restated Credit Agreement) and 2.25% for Base Rate Loans (as defined in the Amended and Restated Credit Agreement) at December 31, 2013. Eurodollar Rate Loans bear interest at the Applicable Rate plus the Eurodollar Rate (as defined in the Amended and Restated Credit Agreement) (based upon the British Bankers Association LIBOR Rate (as defined in the Amended and Restated Credit Agreement) prior to commencement of the interest rate period). Base Rate Loans bear interest at the Applicable Rate plus the highest of (i) the federal funds rate plus 1/2 of 1.0%, (ii) the prime rate and (iii) the Eurodollar Rate plus 1.0%. As of December 31, 2013, borrowings under the Senior Secured Credit Facility bore interest at a rate of 3.25%. In addition, we were required to pay a commitment fee on undrawn amounts under the revolving line of credit, at a rate of 0.50% as of December 31, 2013. The Fourth Amendment resulted in a 0.50% decrease in the Applicable Rate of LIBOR Rate Loans (as defined in the Amended and Restated Credit Agreement) and a 0.10% decrease in the Unused Line Fee (as defined in the Amended and Restated Credit Agreement) as reflected in the table below.

The interest rates and the unused line fee on unused commitments related to the Amended and Restated Senior Credit Facility are based upon the following pricing tiers:

Pricing Tier	Consolidated Leverage Ratio	LIBOR Rate Loans	Base Rate Loans	Unused Line Fee
1	<3.5:1.0	2.25%	1.25%	0.30%
2	≥3.5:1.0 but <4.0:1.0	2.50%	1.50%	0.35%
3	≥4.0:1.0 but <4.5:1.0	2.75%	1.75%	0.40%
4	≥4.50:1.0	3.00%	2.00%	0.45%

The Amended and Restated Credit Agreement requires us and our subsidiaries to comply with customary affirmative, negative and financial covenants. A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. We may be required to pay all of our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in any of our debt agreements. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions, materiality thresholds and qualifications:

(1)	the affirmative covenants include the following: (a) delivery of financial statements and other customary financial information; (b) notices of events of default and other material events; (c) maintenance of existence, ability to conduct business, properties, insurance and books and records; (d) payment of taxes; (e) lender inspection rights; (f) compliance with laws; (g) use of proceeds; (h) further assurances; (i) maintenance of primary depositary relationships with Bank of America, N.A., and (j) additional collateral and guarantor requirements.

(2)	the negative covenants include limitations on the following: (a) liens; (b) debt (including guaranties); (c) investments; (d) fundamental changes (including mergers, consolidations and liquidations); (e) dispositions; (f) sale leasebacks; (g) affiliate transactions and the payment of management fees; (h) burdensome agreements; (i) restricted payments; (j) use of proceeds; (k) ownership of subsidiaries; (l) changes to line of business; (m) changes to organizational documents, legal name, form of entity and fiscal year; (n) capital expenditures (not to exceed 10.0% of total revenues of Acadia and our subsidiaries); (o) prepayment or redemption of certain senior secured debt (except prepayment or redemption of the 12.875% Senior Notes due 2018, subject to certain conditions); and (p) amendments to certain material agreements. We are generally not permitted to issue dividends or distributions other than with respect to the following: (i) certain tax distributions; (ii) the repurchase of equity held by employees, officers or directors upon the occurrence of death, disability or termination subject to cap of $500,000.00 in any fiscal year and compliance with certain other conditions; (iii) in the form of capital stock; and (iv) scheduled payments of deferred purchase price, working capital adjustments and similar payments pursuant to the merger agreement or any permitted acquisition.

(3)	The financial covenants include maintenance of the following:

(a)	the Fixed Charge Coverage Ratio may not be less than 1.25:1.00 as of the end of any fiscal quarter;

(b)	the Consolidated Leverage Ratio may not be greater than the amount set forth below as of the date opposite such ratio:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
March 31, 2014	5.50:1.0
June 30, 2014	5.50:1.0
September 30, 2014	5.50:1.0
December 31, 2014	5.50:1.0
March 31, 2015	5.25:1.0
June 30, 2015	5.25:1.0
September 30, 2015	5.25:1.0
December 31, 2015	5.25:1.0
March 31, 2016	5.00:1.0
June 30, 2016	5.00:1.0
September 30, 2016	5.00:1.0
December 31, 2016	5.00:1.0
March 31, 2017 and each fiscal quarter thereafter	4.50:1.0

(c)	The Consolidated Senior Secured Leverage Ratio may not be greater than the amount set forth below as of the date opposite such ratio:

Fiscal Quarter Ending	Maximum Consolidated Senior Secured Leverage Ratio
March 31, 2014	3.50:1.0
June 30, 2014	3.50:1.0
September 30, 2014	3.50:1.0
December 31, 2014	3.50:1.0
March 31, 2015	3.25:1.0
June 30, 2015	3.25:1.0
September 30, 2015	3.25:1.0
December 31, 2015	3.25:1.0
March 31, 2016 and each fiscal quarter thereafter	3.00:1.0

As of December 31, 2013, Acadia was in compliance with all of the above covenants.

12.875% Senior Notes due 2018

On November 1, 2011, we issued $150.0 million of 12.875% Senior Notes due 2018 at 98.323% of the aggregate principal amount of $150.0 million, a discount of $2.5 million. The notes bear interest at a rate of 12.875% per annum. We pay interest on the notes semi-annually, in arrears, on November 1 and May 1 of each year, beginning on May 1, 2012 through the maturity date of November 1, 2018.

The indenture governing the 12.875% Senior Notes due 2018 contains covenants that, among other things, limit our ability to: (i) incur or guarantee certain debt or issue certain preferred stock; (ii) pay dividends on our equity interests or redeem, repurchase or retire our equity interests or subordinated debt; (iii) transfer or sell assets; (iv) make certain investments; (v) incur certain liens; (vi) restrict our subsidiaries’ ability to pay dividends or make other payments to the Company; (vii) engage in certain transactions with our affiliates; and (viii) merge or consolidate with other companies or transfer all or substantially all of our assets.

The 12.875% Senior Notes due 2018 issued by the Company are guaranteed by each of the Company’s subsidiaries that guarantee the Company’s obligations under the Amended and Restated Senior Credit Facility. The guarantees are full and unconditional and joint and several and the Company, as the parent issuer of the 12.875% Senior Notes due 2018, has no independent assets or operations.

On March 12, 2013, we redeemed $52.5 million in principal amount of the 12.875% Senior Notes due 2018 using a portion of the net proceeds of our December 2012 equity offering pursuant to the provision in the indenture permitting an optional redemption with equity proceeds of up to 35% of the principal amount of 12.875% Senior Notes due 2018. The 12.875% Senior Notes due 2018 were redeemed at a redemption price of 112.875% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date in accordance with the provisions of the indenture governing the 12.875% Senior Notes due 2018. As part of the redemption of 35% of the 12.875% Senior Notes due 2018, the Company recorded a debt extinguishment charge of $9.4 million, including the premium and write-off of deferred financing costs, which was recorded in debt extinguishment costs in the consolidated statements of operations.

9.0% and 9.5% Revenue Bonds

On November 11, 2012, in connection with the acquisition of Park Royal, we assumed debt of $23.0 million. The fair market value of the debt assumed was $25.6 million and resulted in a debt premium balance being recorded as of the acquisition date. The debt consisted of $7.5 million and $15.5 million of Lee County (Florida) Industrial Development Authority Healthcare Facilities Revenue Bonds, Series 2010 with stated interest rates of 9.0% and 9.5%, respectively. The 9.0% bonds in the amount of $7.5 million have a maturity date of December 1, 2030 and require yearly principal payments beginning in 2013. The 9.5% bonds in the amount of $15.5 million have a maturity date of December 1, 2040 and require yearly principal payments beginning in 2031. The principal payments establish a bond-sinking fund to be held with the trustee and shall be sufficient to redeem the principal amounts of the 9.0% and 9.5% Revenue Bonds on their respective maturity dates. As of December 31, 2013 and December 31, 2012, $2.3 million was recorded within other assets on the balance sheet related to the debt service reserve fund requirements. The yearly principal payments, which establish a bond sinking fund, will increase the debt service reserve fund requirements. The bond premium amount of $2.6 million has been amortized as a reduction of interest expense over the life of the 9.0% and 9.5% Revenue Bonds using the effective interest method.

DESCRIPTION OF THE EXCHANGE NOTES

Acadia Healthcare Company, Inc. issued the Outstanding Notes under an indenture among the Company, U.S. Bank National Association, as trustee and the Guarantors. The Exchange Notes are to be issued under the same indenture pursuant to which the Outstanding Notes were issued. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The Outstanding Notes were originally issued in an aggregate principal amount of $150,000,000 in a private transaction not subject to registration requirements of the Securities Act of 1933, as amended. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Outstanding Notes. The Exchange Notes will evidence the same debt as the Outstanding Notes.

The following description is a summary of the material provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Copies of the indenture are available as set forth below under the caption “Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture. In this description, the term “the Company” refers only to Acadia Healthcare Company, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. References in this “Description of the Exchange Notes” to the “notes” include the Outstanding Notes and the Exchange Notes.

The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	were issued by the Company;

•	are general unsecured obligations of the Company;

•	are senior in right of payment to any existing and future subordinated Indebtedness of the Company;

•	are pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company that do not guarantee the notes;

•	are effectively subordinated to all existing and future Secured Indebtedness (including any borrowings under the Credit Agreement) and other secured obligations of the Company to the extent of the value of the collateral securing such Secured Indebtedness or other secured obligations, as the case may be; and

•	are unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes are guaranteed by all of the Company’s direct or indirect wholly-owned Domestic Subsidiaries (other than Park Royal and certain other excluded subsidiaries) that guarantee the Credit Facilities.

Each Note Guarantee of a Guarantor:

•	is senior in right of payment to any existing and future subordinated Indebtedness of that Guarantor;

•	is a general unsecured obligation of that Guarantor;

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	is effectively subordinated to all existing and future Secured Indebtedness of that Guarantor (including that Guarantor’s respective guarantee under the Credit Facilities) and other secured obligations to the extent of the value of the collateral securing such Secured Indebtedness or other secured obligations, as the case may be.

As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries, if any, will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Company issued $150.0 million in aggregate principal amount of Outstanding Notes on March 12, 2013. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes, and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if such additional notes are not fungible with the other notes of the same series for U.S. federal income tax purposes, such additional notes will not have the same “CUSIP” number as the other notes. The Company issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on March 15, 2021.

Interest on the notes accrues commencing on September 15, 2013 at the rate of 6.125% per annum and is payable semi-annually in arrears on each March 15 and September 15 (each an “interest payment date”). Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1.0% higher than the then applicable interest rate on the notes. The Company will make each interest payment due on an interest payment date to the holders of record as of the close of business on the immediately preceding March 1 and September 1 (whether or not a business day).

Interest on the notes accrues from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve

30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes are made at the office or agency of the paying agent within the City and State of New York unless the Company elects to make interest payments due on an interest payment date by check mailed to the persons entitled thereto at their address set forth in the register of holders, provided, that if a holder of notes has given wire transfer instructions to the paying agent at least five business days prior to an interest payment date, the Company will pay all interest and Additional Interest, if any, on, that holder’s notes due on an interest payment date in accordance with those instructions, and provided further, that all payments on the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed by each of the Company’s current and future wholly owned Domestic Subsidiaries (other than Park Royal, any Insurance Subsidiary, HUD Financing Subsidiary or Unrestricted Subsidiary) that guarantees the Credit Facilities. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied, if required, in accordance with the applicable provisions of the indenture.

Notwithstanding the preceding sentence, any Guarantor may transfer real property that is the subject of a HUD Financing to a HUD Financing Subsidiary in connection with a HUD Financing permitted to be incurred pursuant to the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon the release or discharge of the guarantee of such Guarantor under the Credit Facilities, except a discharge or release of the guarantee by or as a result of payment under such guarantee (it being understood that if any such Guarantor is so reinstated under the Credit Facilities, such Guarantor’s guarantee shall also be reinstated); or

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Ranking

The notes and the Note Guarantees rank equally to all of the Company’s and the Guarantors’ other unsecured and unsubordinated indebtedness, but effectively rank junior to all of the Company’s and the Guarantors’ secured indebtedness (including the Credit Facilities), to the extent of the collateral securing such indebtedness.

The notes also effectively rank junior to all liabilities of the Company’s future subsidiaries that do not guarantee the notes. Claims of creditors of non-Guarantor subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guarantee therefore are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the Guarantors). Although the indenture limits the incurrence of Indebtedness and the issuance of Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

As of December 31, 2013, giving effect to the Fourth Amendment to the Amended and Restated Credit Agreement, the notes:

•	would have ranked pari passu with $97.5 million of the Company’s 12.875% Senior Notes due 2018;

•	would have ranked effectively junior to $300.0 million of senior secured term loan indebtedness of the Company under the Company’s Credit Agreement (as well as $68.0 million of borrowings under the Company’s revolving credit facility), to the extent of the collateral therefor; and

•	would have ranked effectively junior to $29.2 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries.

Optional Redemption

At any time prior to March 15, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date), with the net cash proceeds of an Equity Offering by the Company or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by any direct or indirect parent company of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company, any direct or indirect parent of the Company and its Affiliates) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to March 15, 2016, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to March 15, 2016.

On or after March 15, 2016, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on March 15 of the years indicated below, subject to the rights of holders of notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2016	104.594%
2017	103.063%
2018	101.531%
2019 and thereafter	100.000%

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as it shall deem fair and appropriate in accordance with DTC procedures.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as provided above under the caption “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a change of control offer on the terms set forth in the indenture (a “Change of Control Offer”) (provided, that any unpurchased portion of a note must be in a minimum denomination of $2,000). In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to but excluding the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the Change of Control Payment Date (it being understood that to the extent any cash proceeds of a Change of Control are required to prepay the obligations under the Credit Agreement pursuant to the terms thereof, the Company will be required to first apply such cash proceeds to prepay such obligations under the Credit Agreement but the Company will still be required to make a Change of Control Offer as set forth in the indenture). Within 30 days following any Change of Control, except to the extent the Company has delivered notice to the trustee of its intention to redeem notes as described above under the caption “—Optional Redemption,” the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given to the trustee pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	The Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	Except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet or notes thereto, of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary of the Company from such transferee that are, within 180 days, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $5.0 million and (y) 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(d)	consideration consisting of Indebtedness of the Company or any Restricted Subsidiary of the Company that is not subordinated Indebtedness; and

(e)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any payment obligations with respect to such Indebtedness or any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to reduce Indebtedness and other Obligations under or pursuant to a Credit Facility or any Secured Indebtedness (unless the notes are then secured by a priority or pari passu lien) of the Company or any Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to reduce Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company);

(3)	to repay (i) Indebtedness or other Obligations of the Company that rank pari passu with the notes or (ii) Indebtedness and other Obligations of a Guarantor that rank pari passu with such Guarantor’s Note Guarantee (other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company); provided that the Company shall equally and ratably redeem or repurchase the notes as described above under the caption “—Optional Redemption,” or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repayment;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(5)	to make a capital expenditure;

(6)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7)	any combination of the foregoing.

The Company will be deemed to have complied with the provisions set forth in clause (4), (5) and (6) of the preceding paragraph if, within 365 days after the Asset Sale that generated the Net Proceeds, the Company (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this section will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of the notes and Indebtedness of the Company that ranks pari passu with the notes and containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to but not including the date of purchase, prepayment or redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the purchase date, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed and thereafter the trustee will select the notes to be purchased on a pro rata basis based on the amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Company or the trustee, as applicable, so that only notes in denominations of $1,000 or an integral multiple of $1,000 in excess thereof, will be purchased, provided that any unpurchased portion of a note must be in a minimum denomination of $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

The agreements governing our existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, we could seek the consent of lenders under such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.”

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the Issue Date:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph, the covenants specifically listed under the following captions in this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Certain Covenants—Transactions with Affiliates”;

(6)	“—Certain Covenants—Additional Note Guarantees”; and

(7)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” unless the Company’s Board of Directors would have been able, under the terms of the indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) will not give rise to a Default or Event of Default under the indenture.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of “Permitted Debt.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to and during the period that the “Restricted Payments” covenant was suspended as set forth above, provided that any Restricted Payment made during the Suspension Period shall in no event reduce the amount of Restricted Payments permitted by the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments” below zero; provided, further, for the sake of clarity, that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date. Subsidiaries that would have been required to grant Note Guarantees but for a Suspension Period shall grant Note Guarantees upon the Reversion Date.

In addition, the indenture also permits, without causing a Default or Event of Default, the Company and the Company’s Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary of the Company;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)	make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or the Company’s Restricted Subsidiaries since the Existing Notes Issue Date (including Restricted Payments permitted by clauses (1), (13) and (18) of the next succeeding paragraph and excluding Restricted Payments permitted by all other clauses of the next succeeding paragraph; provided that the calculation of Restricted Payments shall exclude the amounts paid or distributed pursuant to clause (1) of the next succeeding paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2012 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph), received by the Company since the Existing Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (excluding, without duplication, Designated Preferred Stock), or from the issue or sale of Disqualified Stock of the Company or debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3)	100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph) received by the Company or a Restricted Subsidiary of the Company from (A) the sale or disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made after the Existing Notes Issue Date and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments made after the Existing Notes Issue Date (other than to the extent that such Restricted Investment was made pursuant to clause (12) of the next succeeding paragraph); (B) the sale (other than to the Company and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Company for such period; and (D) any Restricted Investment that was made after the Existing Notes Issue Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Company; provided that such amount will not exceed the amount of the Restricted Investment initially made; plus

(4)	in the event that any Unrestricted Subsidiary of the Company designated as such after the Existing Notes Issue Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the Existing Notes Issue Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (as determined in accordance with the second succeeding paragraph) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (14) of the next succeeding paragraph or constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the immediately preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, retirement or other acquisition (or the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of the Company, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, that the aggregate amounts paid under this clause (5) do not exceed $1.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Existing Notes Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), and its Restricted Subsidiaries after the Existing Notes Issue Date, (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(6)	the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such repurchase) (i) deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards under equity plans of the Company, any of the Company’s Restricted Subsidiaries or any direct or indirect parent of the Company to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company, or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock, (iii) stock dividends, splits or combinations or business combinations or (iv) the Merger;

(9)	Permitted Payments to Parent;

(10)

so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company, issued after the date of the indenture; provided, however, that

(a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.0 to 1.0 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(11)	the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any direct or indirect parent of the Company, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(12)	the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(13)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(14)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $5.0 million;

(15)	any Restricted Payment made in connection with the Transactions as described in the prospectus for the Existing Notes and the fees and expenses related thereto or made to fund the Management Services Termination Fees or other amounts owed to Affiliates (including the declaration and payment of dividends to stockholders of the Company or to any direct or indirect parent company of the Company, the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent company of the Company to fund any such payments and the redemption, repurchase or retirement for value of the PHC indebtedness);

(16)	payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with the Merger or a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of the indenture, including the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets”;

(17)	any repurchase, redemption, defeasance or other acquisition or retirement for value of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(18)	dividends or distributions in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to the capital of the Company in connection with any Equity Offering following the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Company, and in the case of any assets or securities with a Fair Market Value in excess of $10.0 million, will be determined by the Board of Directors of the Company.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

For the purposes of this covenant, any payment made on or after the Existing Notes Issue Date, but prior to the Issue Date, shall be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clause (c) or clauses (1) through (17) above or as a Permitted Investment, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this section will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of the Company of Indebtedness and letters of credit and bankers’ acceptances under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed (i) $450 million, less (ii) the aggregate amount of all Net Proceeds of Asset Sales required to be applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”, plus (iii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of customary underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (3) of this paragraph);

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and any Exchange Notes and related Note Guarantees issued pursuant to the Registration Rights Agreement;

(4)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $15.0 million and (b) 2.0% of Total Assets at the time of incurrence, at any one time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5) or clause (13) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor are the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any Restricted Subsidiary of the Company of shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, bid, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of any letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 business days, and any Indebtedness arising from Treasury Management Arrangements incurred in the ordinary course of business;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount not to exceed $2.5 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency), at any one time outstanding;

(13)	Indebtedness of any Person outstanding on the date such Person was acquired by the Company or a Restricted Subsidiary of the Company or was merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that, on the date that such Person is acquired by the Company or a Restricted Subsidiary of the Company and after giving effect to the incurrence of such Indebtedness and the acquisition of such Person pursuant to this clause (13), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(14)	the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) or other investment in a business or Person, so long as, in the case of any disposition, the principal amount of such Indebtedness does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary of the Company in connection with such transactions;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(17)	Indebtedness of the Company or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the notes in accordance with the provisions summarized under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(18)	take-or-pay obligations contained in supply arrangements entered into by the Company or a Restricted Subsidiary of the Company in the ordinary course of business;

(19)	Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(20)

the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (20), not to exceed the greater of (a) $20.0 million and (b) 3.0% of Total Assets at the time of incurrence, at any time outstanding; provided, that any Indebtedness or Disqualified Stock incurred or issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or the related Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock under the first paragraph of this covenant without reliance on this clause (20) and, with respect to any Indebtedness secured by a Lien, the Secured Leverage Ratio would not exceed 3.5 to 1.0 following such redesignation;

(21)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities in a principal amount not in excess of the stated amount of such letter of credit;

(22)	the incurrence of any Physician Support Obligations by the Company or any Restricted Subsidiary, in an amount not to exceed $4.0 million at any one time outstanding; and

(23)	HUD Financings incurred after the Issue Date in an aggregate principal amount not to exceed $20.0 million outstanding at any time.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt but excluding intercompany Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and may not be later reclassified. The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant or the covenant set forth under the caption “—Certain Covenants—Liens”; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar- equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values following the incurrence of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless:

(1)	in the case of Liens securing subordinated Indebtedness, the notes and the Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the notes and the Note Guarantees are equally and ratably secured.

Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date (or otherwise required by such agreements in existence on the Issue Date) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indenture, the notes and the Note Guarantees and any Exchange Notes and related Note Guarantees issued pursuant to the Registration Rights Agreement;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to holders of the notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) either (x) the Company determines (in good faith) that such encumbrance or restriction will not affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4)	applicable law, rule, regulation or order;

(5)	any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	customary provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of the indenture pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens permitted to be incurred pursuant to the covenant described under the caption “—Liens”, in each case, that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets or Persons that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(13)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)	any Restricted Investment not prohibited by the covenant described under the caption “—Restricted Payments” and any Permitted Investment;

(15)	customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(16)	Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(17)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18)	agreements relating to HUD Financing and any amendments of those agreements.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the Registration Rights Agreement pursuant to a supplemental indenture in the form attached to the indenture;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any wholly owned Restricted Subsidiary of the Company. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (a) any merger or consolidation of any Restricted Subsidiary with or into the Company or (b) a merger or consolidation of the Company with or into an Affiliate for the purpose of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

All references to “Company” in this “Description of the Exchange Notes” shall be deemed to include any successor entity that assumes all of the obligations of the Company under the notes in a transaction that complies with this covenant. Following any such assumption (except in the case of a lease), the Company or such predecessor company, as the case may be, shall be released from its obligations under the indenture, the notes and the Registration Rights Agreement.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(3)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company delivers to the trustee an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Company or any of its Restricted Subsidiaries and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company to Affiliates of the Company;

(6)	(a) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and (b) Permitted Investments;

(7)	sales of Equity Interests of the Company or any direct or indirect parent of the Company to Affiliates of the Company or its Restricted Subsidiaries not otherwise prohibited by the indenture and the granting of registration and other customary rights in connection therewith;

(8)	transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Company;

(9)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of clause (1) of the preceding paragraph;

(10)	payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(11)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(12)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(13)	any contributions to the common equity capital of the Company;

(14)	pledges of Equity Interests of Unrestricted Subsidiaries;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company, or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(16)	the entry into any tax-sharing arrangements between the Company or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by the Company or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted by the covenant described above under the caption “—Restricted Payments”;

(17)	transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company; and

(18)	transactions between the Company and any of the Company’s Restricted Subsidiaries and any Person a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary that guarantees payment by the Company of Indebtedness under any Credit Facility (including, for the avoidance of doubt, any Indebtedness that would satisfy clause (b) of such term) after the Issue Date, then that newly acquired or created Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary will become a Guarantor and execute a supplemental indenture in the form attached to the indenture within 30 days of the date on which it guarantees such Indebtedness; provided, however, that the foregoing shall not apply to (i) HUD Financing Subsidiaries, (ii) any Insurance Subsidiary and (iii) Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Subject to the next succeeding paragraph, the Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of the notes (or file with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Company shall be deemed to have satisfied its obligations with respect thereto as such time and any Default with respect thereto shall be deemed to have been cured.

If, at any time the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If notwithstanding the foregoing, the SEC will not accept the Company filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, cither on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Additional Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the trustee to the Company or by the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to the Company and the trustee to comply with any of the agreements in the indenture (other than a default referred to in clause (1) or (2) above);

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(5)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable;

(6)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms hereof), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes by notice to the Company (with a copy to the trustee if given by holders of notes) may declare all the notes to be due and payable immediately.

Holders of notes may not enforce the indenture or the notes except as provided in the indenture.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest and Additional Interest, if any.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (4) of the preceding paragraph (excluding any resulting payment default under the indenture or the notes), the declaration of acceleration of the notes shall be automatically annulled if the holders of all Indebtedness described in clause (4) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration of acceleration of the notes, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The indenture provides that if a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default has occurred and is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the notice, request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the notes (except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes).

The Company and each Guarantor is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of the Company’s Board of Directors evidenced by resolutions set forth in an officers’ certificate, elect to have all of the Company’s obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of premium on, if any, and interest or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of transfer of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provision of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under the caption “—Events of Default and Remedies” (except those relating to payments on the notes, covenants that are not subject to Covenant Defeasance or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and all interest and Additional Interest, if any, accrued to such dates, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time, as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest or Additional Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions relating to the dates on which the notes may be redeemed or the redemption price thereof with respect to the redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest or Additional Interest, if any, on, the notes;

(7)	modify the obligation of the Company to repurchase notes under the caption “—Repurchase at the Option of Holders,” after the date of an event giving rise to such repurchase obligation;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	make any change in the preceding amendment and waiver provisions; or

(10)	make any change to or modify, the ranking of the notes in respect of right of payment that would adversely affect the holders of the notes.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder in any material respects;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the Exchange Notes”;

(7)	to provide for the issuance of the Exchange Notes pursuant to the Registration Rights Agreement and the additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes in accordance with the terms of the indenture, to add security to or for the benefit of the notes, or to confirm and evidence the release, termination or discharge of any Note Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the indenture; or

(9)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements therefor.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been cancelled or delivered to the trustee for cancellation; or

(b)	all such notes have become due and payable at final maturity or by reason of the mailing of a notice of redemption or will become due and payable within one year or will be redeemed within one year under arrangements satisfactory to the trustee for the giving of a notice of redemption in the name and at the expense of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient (in case Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes for principal of, premium on, if any, and interest and Additional Interest if any, on, the notes to the date of maturity or redemption;

(2)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(3)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Company must deliver an officers’ certificate and an opinion of counsel to the trustee slating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

U.S. Bank National Association acts as the trustee for the notes under the indenture.

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its rights and powers under the indenture, to use the same degree of care in their exercise as a prudent man would exercise or use in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless such holder has offered to the trustee reasonable indemnity and/or security satisfactory to it against any loss, liability or expense. For example, the trustee may require a holder to post a bond or other security if such holder requests the trustee to file a lawsuit against the Company, because the trustee is not required under the indenture to expend or risk its own funds or incur any liability.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Christopher L. Howard.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning assigned to that term in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at March 15, 2016 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through March 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock or Disqualified Stock of a Restricted Subsidiary of the Company issued in compliance with the provisions of the indenture described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(4)	the sale, lease or other transfer of products, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the disposition of business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property;

(6)	any surrender, termination or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	leases and subleases and licenses and sublicenses by the Company or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)	any liquidation or dissolution of a Restricted Subsidiary provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)	the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(13)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(15)	the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with the indenture;

(16)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(17)	any trade-in of equipment by the Company or any Restricted Subsidiary of the Company in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in; and

(18)	the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of, or any condemnation or other taking of, any property or assets of the Company or any Restricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(3)	marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(4)	securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), having maturities of not more than 12 months from the date of acquisition;

(5)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(6)	repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Permitted Holders; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any other consolidated non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrued or reserve for anticipated cash charges in future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5)	any expenses in connection with earn-out obligations of such Person and its Restricted Subsidiaries for such period, to the extent that such expenses were deducted in computing such Consolidated Net Income; plus

(6)	losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation—Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(7)	any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(8)	any expense to the extent that a corresponding amount is received during such period in cash by the Company or any Restricted Subsidiary under any agreement providing for indemnification or reimbursement of such expense; plus

(9)	(a) the non-cash portion of rent expenses minus (b) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense, except for the impact of landlord construction allowance amortization; plus

(10)	expenses and loss incurred through December 31, 2012 with respect to the Company’s facility in Tampa Bay, Florida in an amount not to exceed $1.25 million; plus

(11)	rent expense with respect to eight of the Company’s facilities (specified on a schedule to the indenture) incurred prior to the purchase of the real estate of such facilities in an aggregate amount not to exceed $2.4 million; plus

(12)	any losses due to the application of FAS 160, Non-Controlling Interests in Consolidated Financial Statements, to the extent that such losses were deducted in computing such Consolidated Net Income; minus

(13)	the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, Compensation—Retirement Benefits, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(14)	non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that:

(1)	any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees (including the Management Services Termination Fees), management fees, transaction fees and expenses incurred as a result of the Transactions and any amortization thereafter) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate or close facilities and relocate employees, integration costs, will be excluded;

(2)	any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(3)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4)	the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) to the referent Person or any of its Restricted Subsidiaries during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;

(5)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person or another Restricted Subsidiary of such Person in respect of such period, to the extent not already included therein;

(6)	the cumulative effect of any change in accounting principles will be excluded;

(7)	(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company or a Restricted Subsidiary of the Company, will be excluded;

(8)	the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles—Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(9)	any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(10)	any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges or other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the Existing Notes Issue Date will be excluded;

(11)	an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(12)	any net gain or loss from Hedging Obligations or in connection with the early extinguishment of Hedging Obligations (including of ASC 815, Derivatives and Hedging) shall be excluded; and

(13)	accruals and reserves that are established or adjusted within 12 months after the Existing Notes Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 31, 2012 (as amended by the Consent and First Amendment thereto, dated March 11, 2013, the Second Amendment thereto, dated June 28, 2013, the Third Amendment thereto, dated September 30, 2013, and the Fourth Amendment thereto, dated February 13, 2014), among Acadia Healthcare Company, Inc., its subsidiaries identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and Fifth Third Bank, as syndication agent, and including any related notes, Guarantees, collateral documents, mortgages, instruments and agreements executed in connection therewith, and, in each case, as further amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, restructuring lien priorities, increasing the amount loaned or issued thereunder or changing the obligations secured or altering the maturity thereof.

“Credit Facilities” means (a) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures, bonds, notes or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) sold to investors, or (c) instruments or agreements evidencing any other Indebtedness, in each case with banks or other lenders or investors (including without limitation, any private equity fund) and, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, restructuring lien priorities, increasing the amount loaned or issued thereunder or changing the obligations secured or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that (1) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; (2) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (3) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company or any direct or indirect parent of the Company) or (2) of Equity Interests of a direct or indirect parent of the Company (other than to the Company, a Subsidiary of the Company or any direct or indirect parent of the Company), in each case other than public offerings with respect to the Company’s or any direct or indirect parent company’s common stock required to be registered on Form S-8 (or any successor form) under the Securities Act.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

“Existing Notes” means the Company’s 12.875% Senior Notes due 2018.

“Existing Notes Issue Date” means November 1, 2011.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company, as certified in an officers’ certificate delivered to the trustee) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computations referred to above, if Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) are made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”), then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four- quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any pro forma calculations made pursuant to this definition may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an officers’ certificate delivered to the trustee, to reflect adjustments calculated to give effect to any Pro Forma Cost Savings.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividends, whether paid or accrued, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “—Certain Covenants—Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of the indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	each direct or indirect wholly-owned Domestic Subsidiary of the Company on the Issue Date that guarantees the Company’s Credit Agreement on the Issue Date; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“HUD Financing” means Indebtedness of HUD Financing Subsidiaries that is insured by the Federal Housing Administration, an organizational unit of the United States Department of Housing and Urban Development.

“HUD Financing Subsidiary” means any Domestic Subsidiary formed solely for the purpose of holding assets pledged as security in connection with any HUD Financing; provided that the designation of a Domestic Subsidiary as a HUD Financing Subsidiary shall be evidenced by an officers’ certificate stating that such Domestic Subsidiary shall be designated as a HUD Financing Subsidiary and certifying that the sole purpose of such HUD Financing Subsidiary shall be to hold assets pledged as security in connection with HUD Financing and that the incurrence of the HUD Financing complies with the provisions of covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that contingent obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness. Indebtedness shall be calculated without giving effect to the effects of ASC 815, Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insurance Subsidiary” means any future Subsidiary of the Company engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for the Company, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act;

(3)	investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this “Description of the Exchange Notes” to the contrary, for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means March 12, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any financing lease in the nature thereof.

“Management Services Termination Fees” means the fees payable to Waud Capital Partners, L.L.C. pursuant to the termination agreement in respect of the professional services agreement by and between Waud Capital Partners, L.L.C. and Parent.

“Merger” means the merger of Merger Sub with and into PHC, Inc. pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Company, Merger Sub and PHC, Inc., dated as of May 23, 2011.

“Merger Sub” means Acadia Merger Sub, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts applied to the repayment of principal, premium (if any) and interest on Indebtedness that is secured by the property or the assets that are the subject of such Asset Sale or that is otherwise required (other than pursuant to the fifth paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that to the extent that any amounts are released from such escrow to the Company or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds.

“Non-Recourse Debt” means Indebtedness of the Company or any Subsidiary of the Company:

(1)	as to which neither the Company, nor any of the Company’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, or any of the Company’s Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“Parent” means Acadia Healthcare Holdings, LLC (which was liquidated on November 1, 2011, contemporaneously with the Merger).

“Park Royal” means The Pavilion at Health Park, LLC, a Florida limited liability company, d/b/a Park Royal Hospital.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, including the ownership, operation and/or management of hospitals, outpatient clinics, group homes, medical and surgical assets or other facilities or assets that are used or useful in or related to the provision of healthcare services, education and support services, addiction treatment programs or similar services, or in connection with the ownership, operation and/or management of such hospitals, outpatient clinics, group homes, medical and surgical assets or other facilities or assets ancillary to the provision of healthcare services, education and support services, addiction treatment programs or similar services or information or the investment in or management, lease or operation of hospitals, outpatient clinics, group homes or medical and surgical assets.

“Permitted Holders” mean (i) each of the Principals, Joey A. Jacobs and Brent Turner, (ii) any Related Party of any of the foregoing persons, (iii) any Person that has no material assets other than the Capital Stock of the Company or any direct or indirect parent of the Company, and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (in each case within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) or (ii) above, holds 50% or more of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clause (i) or (ii) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of the Company or any direct or indirect parent of the Company (a “Permitted Holder Group”); provided that (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other group (other than a Permitted Holder specified in clause (i) or (ii) above) beneficially owns 50% or more on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company (including in the notes) or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Company or of any direct or indirect parent of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8)	Loans or advances to employees made in the ordinary course of business of the Company or any Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the Existing Notes Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment existing on, the Existing Notes Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Existing Notes Issue Date or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the Existing Notes Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Existing Notes Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments by the Company and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)	guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(15)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(17)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)	Investments in joint ventures of the Company or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed $10.0 million, at any one time outstanding;

(19)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(20)	loans and advances made by the Company or any of its Restricted Subsidiaries to officers, directors or employees of the Company or the Company’s Restricted Subsidiaries, the proceeds of which are used to purchase Equity Interests of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(21)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (6), (9), (10) and (12) of such covenant);

(22)	any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (22) will be excluded from clause (c)(2) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(23)	Physician Support Obligations in an amount not to exceed $4.0 million at any one time outstanding;

(24)	Pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(25)	Guarantees of the Company or any Restricted Subsidiary in connection with the provision of credit card payment processing services;

(26)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the indenture; and

(27)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (27) that are at the time outstanding not to exceed the greater of (a) $10.0 million and (b) 1.5% of Total Assets at the time of such Investment, at any time outstanding.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (27) above, or is otherwise entitled to be incurred or made pursuant to the covenant contained under “—Certain Covenants— Limitation on Restricted Payments” above, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “—Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt” and other Obligations under or pursuant to such Credit Facilities;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or the surviving entity of any such merger or consolidation;

(4)	Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Subsidiary of the Company; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Company or any of its Subsidiaries;

(5)	Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, judgments, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(7)	Liens existing on the Issue Date;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as earners’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) and any notes (or Note Guarantees) issued in exchange therefor pursuant to the Registration Rights Agreement;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable), or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases or consignment of goods;

(15)	bankers’ Liens, rights of set-off, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	leases, licenses, sub-leases or sub-licenses of assets (as lessor, lessee, licensor or licensee) in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued including the indenture for the notes;

(22)	Liens permitted to be incurred pursuant to clause (12) of the definition of “Permitted Debt”; provided that such Liens extend solely to the property or assets (or income or profits therefrom) of such Foreign Subsidiary;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(24)	Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under the indenture;

(25)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under the indenture for so long as such agreements are in effect;

(26)	Liens securing Indebtedness or other Obligations of the Company or a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens in favor of the Company or a Restricted Subsidiary;

(27)	Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(28)	deposits made in the ordinary course of business to secure liability to insurance earners;

(29)	Liens securing Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that at the time of incurrence such Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would cause the Secured Leverage Ratio of the Company to exceed 3.5 to 1.0;

(30)	other Liens with respect to obligations that do not exceed the greater of (a) $20 million and (b) 2.5% of Total Assets at the time of incurrence, at any one time outstanding;

(31)	Liens incurred to secure Indebtedness incurred pursuant to clause (23) of the definition of “Permitted Debt”;

(32)	Liens incurred to secure any Treasury Management Arrangement incurred in the ordinary course of business;

(33)	Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under the indenture;

(34)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(35)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attached to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(36)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(37)	Liens arising on any real property as a result of eminent domain, condemnation or similar proceedings against such property; and

(38)	Liens of sellers of goods to the Company or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent of the Company in amounts required for any direct or indirect parent of the Company (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1)	general corporate operating and overhead costs and expenses (including without limitation, expenses related to reporting obligations and any franchise taxes and other fees, taxes and expenses required to maintain their corporate existence) of any direct or indirect parent of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(2)	reasonable fees and expenses (other than to Affiliates of the Company) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Company;

(3)	with respect to any taxable year, federal, foreign, state and local income or franchise taxes (or any similar or alternative tax in lieu thereof) to the extent reasonably attributable to the ownership of or the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable year does not exceed the amount that the Company and its Restricted Subsidiaries (and, if applicable, the Company’s Unrestricted Subsidiaries) would have been required to pay in respect of such federal, foreign, state and local income or franchise taxes with respect to such taxable year were such entities paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate applicable to such taxable year; and

(4)	customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, the committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(2)	(A) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged has a final maturity date earlier than the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity earlier than 90 days after the Stated Maturity of any notes then outstanding;

(3)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time it is incurred that is not less than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

provided, however, that Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary of the Company (other than a Guarantor) that refinances Indebtedness of the Company or a Guarantor or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PHC” means PHC, Inc., a Massachusetts corporation, and its subsidiaries.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, a Qualified Physician made or given by the Company or any of its Subsidiaries (a) in the ordinary course of its business, and (b) pursuant to a written agreement having a period not to exceed five years; provided, however, that any such guarantee of Indebtedness of a Qualified Physician shall be expressly subordinated in right of payment to the notes or the Note Guarantees, as the case may be.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principals” means (1) Sponsor and (2) one or more investment funds advised, managed or controlled by Sponsor and, in each case (whether individually or as a group) their Affiliates.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, (1) the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs and (2) all adjustments used in connection with the calculation of “Pro forma Adjusted EBITDA” as set forth in the footnotes under the captions “Summary—Summary Historical Condensed Consolidated Financial Data and Unaudited Pro Forma Condensed Combined Financial Data” in the offering memorandum pursuant to which the Outstanding Notes were offered, to the extent such adjustments, without duplication, continue to be applicable to such four quarter period. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved to be achieved from each such action and certifies that the cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Qualified Physicians” means one or more physicians or healthcare professionals providing service to patients in a healthcare facility owned, operated or managed by the Company or any of its Subsidiaries.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Related Party” means (a) with respect to Waud Capital Partners, L.L.C., (i) any investment fund controlled by or under common control with Waud Capital Partners, L.L.C., any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any person, at any date the ratio of (a) the sum of the aggregate outstanding Secured Indebtedness of such person and its Restricted Subsidiaries (other than Secured Indebtedness of the type described in clause (6) of the definition of Indebtedness) as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (b) Consolidated EBITDA of such person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, defeases, redeems or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness as if the same had occurred at the beginning of the applicable four- quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of the “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsor” means Waud Capital Partners, L.L.C. and its Affiliates (but excluding any of the Sponsor’s portfolio companies).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the issuance of the Existing Notes and the execution of, and borrowings on the Existing Notes Issue Date under the Credit Agreement, in each case as in effect on the Existing Notes Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in the prospectus relating to the Existing Notes, in particular as described under the section thereof entitled “The Transactions,” including the amendment of the Company’s credit facility in contemplation of the Merger, the Management Services Termination Fees and the dividend to the Company’s stockholders.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, cash pooling or netting or setting off arrangements and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2016; provided, however, that if the period from the redemption date to March 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, the Exchange Notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with the trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the indenture governing the notes. We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the global notes (i) if an Event of Default has occurred and is continuing, and such Certificated Securities are requested by DTC or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by the Company within 90 days.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Outstanding Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is limited to holders of Outstanding Notes who hold the Outstanding Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, brokers, dealers in securities or currencies, banks and other financial institutions, insurance companies, hybrid entities, real estate investment trusts, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, expatriates and former long-term residents of the United States, or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to partnerships or other pass-through entities for United States federal income tax purposes or investors therein, controlled foreign corporations, passive foreign investment companies, or individual retirement and other tax-deferred accounts;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

This discussion assumes that the Outstanding Notes are treated as indebtedness for United States federal income tax purposes. The United States federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in United States federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences to the holders of the Outstanding Notes in the Exchange Offer. The IRS would not be precluded from taking a contrary position.

Exchange Offer

The exchange of your Outstanding Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Outstanding Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Outstanding Notes.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Exchange Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the Exchange Notes satisfies these requirements.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Exchange Notes by an ERISA Plan with respect to which we or the purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

ERISA and the Code contain certain exemptions from the prohibited transactions described above and the U.S. Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Statutory exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers or certain of their affiliates. Certain of the U.S. Department of Labor prohibited transaction class exemptions, or PTCEs, may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation: PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting insurance company pooled separate accounts; PTCE 91-38, respecting bank-maintained collective investment funds; PTCE 95-60, respecting life insurance company general accounts; and PTCE 96-23, as amended, respecting transactions determined by in-house asset managers. There can be no assurance that any of these exemptions or any other exemption will be available with respect to the acquisition of the Exchange Notes, or that all of the conditions of any such exemptions will be satisfied.

As a general rule, a governmental plan, as defined in section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in section 3(33) of ERISA, that has not made an election under section 410(d) of the Code (a “Church Plan”), and non-U.S. plans are not subject to the requirements of ERISA or section 4975 of the Code. Although a Governmental Plan, a Church Plan or a non-U.S. plan may not be subject to ERISA or section 4975 of the Code, it may be subject to Similar Laws. A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Exchange Notes.

Because of the foregoing, the Exchange Notes, or an interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

By acceptance of an Exchange Note, or an interest therein, each purchaser and subsequent transferee will be deemed to have acknowledged, represented and warranted to, and agreed that either (a) no portion of the assets used by such purchaser to acquire and hold an Exchange Note, or an interest therein, constitutes assets of a Plan or (b) the acquisition and holding of such Exchange Note, or an interest therein, by the purchaser or transferee, throughout the period that it holds such Exchange Note, or an interest therein, and the disposition of such Exchange Note, or an interest therein, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, a breach of fiduciary duty under ERISA or a similar violation of any provision of any applicable Similar Laws. Any purported transfer of an Exchange Note, or an interest therein, to a transferee that does not comply with the foregoing requirements without the written consent of the Company shall be null and void ab initio.

The Exchange Offer is not a representation by us that an acquisition of the Exchange Notes meets all legal requirements applicable to investments by Plans or entities whose underlying assets include assets of a Plan, or that such an investment is appropriate for any particular Plan or entities whose underlying assets include assets of a Plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes if the Outstanding Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify each participating broker-dealer against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

Prior to the Exchange Offer, there has not been any public market for the Outstanding Notes. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Outstanding Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their Outstanding Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the Exchange Notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the Exchange Notes, the related guarantees and other legal matters will be passed upon for us by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Certain matters under Arkansas law will be passed upon by Dover Dixon Horne PLLC. Certain matters under Arizona and New Mexico law will be passed upon by Lewis and Roca LLP. Certain matters under Florida law will be passed upon by Carlton Fields, P.A. Certain matters under Georgia law will be passed upon by Sanders & Ranck, P.C. Certain matters under Indiana law will be passed upon by Frost Brown Todd LLC. Certain matters under the laws of the Commonwealth of Massachusetts will be passed upon by Goulston & Storrs PC. Certain matters under Mississippi law will be passed upon by Adams and Reese LLP. Certain matters under Montana law will be passed upon by Karell Dyre Haney PLLP. Certain matters under Ohio law will be passed upon by Ice Miller LLP. Certain matters under Oklahoma law will be passed upon by McAfee & Taft, PC. Certain matters under Pennsylvania law will be passed upon by Pepper Hamilton LLP. Certain matters under South Carolina law will be passed upon by Nelson Mullins Riley & Scarborough LLP. Certain matters under Texas law will be passed upon by McGuire Craddock & Strother, PC.

EXPERTS

The consolidated financial statements of Acadia Healthcare Company, Inc., incorporated by reference in Acadia Healthcare Company Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting as of December 31, 2013 (excluding the internal control over financial reporting of Delta Medical Center, the UMC facilities, The Refuge, Longleaf, and Cascade), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Delta Medical Center, the UMC facilities, The Refuge, Longleaf, and Cascade from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-4 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits filed with the registration statement, and the documents that we reference under the caption “Incorporation of Certain Documents by Reference.”

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the operation of the Public Reference Room. Our SEC filings, including the complete registration statement of which this prospectus is a part, are also available to the public at the SEC’s website at http://www.sec.gov.

We make available free of charge through our website, which you can find at http://www.acadiahealthcare.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or contained in another document filed with the SEC in the future which itself is incorporated into this prospectus.

We are incorporating by reference the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•	our Current Report on Form 8-K filed on February 19, 2014 (other than information furnished pursuant to Item 2.02 or Item 7.01 of the Current Report on Form 8-K, unless expressly stated otherwise therein).

We incorporate by reference any documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and on or after the date of this prospectus and prior to termination of the offering made by this prospectus (other than, in each case, information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus. Requests for documents should be submitted in writing to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Chief Financial Officer. Our telephone number at that address is (615) 861-6000. Our website is at http://www.acadiahealthcare.com. Information available on our website does not constitute part of this prospectus.

$150,000,000

Acadia Healthcare Company, Inc.

Exchange Offer for all Outstanding

6.125% Senior Notes due 2021

Prospectus

[____________], 2014

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Registrants incorporated under the laws of the State of Delaware

Acadia Healthcare Company, Inc. and the following registrants are corporations incorporated in the State of Delaware: HEP BCA Holdings Corp., Linden BCA Blocker Corp., SBOF-BCA Holdings Corporation and Seven Hills Hospital, Inc.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, will be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The certificate of incorporation of Acadia Healthcare Company, Inc. provides that, to the fullest extent permitted by Delaware law, the directors of Acadia Healthcare Company, Inc. shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Acadia Healthcare Company, Inc. and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Acadia Healthcare Company, Inc. or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The bylaws of Acadia Healthcare Company, Inc. provide that Acadia Healthcare Company, Inc. must indemnify its directors and officers to the fullest extent permitted by Delaware law and require Acadia Healthcare Company, Inc. to advance litigation expenses upon receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the bylaws of Acadia Healthcare Company, Inc. are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Acadia Healthcare Company, Inc. has entered into employment agreements with certain of its directors and officers, which provide indemnification in addition to the indemnification provided for in the certificate of incorporation and bylaws. These employment agreements, among other things, indemnify some of its directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such director’s or officer’s capacity.

The certificates of incorporation of HEP BCA Holdings Corp. and Linden BCA Blocker Corp. provide that, to the fullest extent permitted by Delaware law, the directors of the corporation shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the corporation and its stockholders. The certificate of incorporation of HEP BCA Holdings Corp. also provides that the corporation must indemnify its directors and officers to the fullest extent permitted by Delaware law and requires the corporation to advance litigation expenses.

The certificates of incorporation of SBOF-BCA Holdings Corporation and Seven Hills Hospital, Inc. do not specify the extent to which the corporation may indemnify its officers or directors.

The bylaws of HEP BCA Holdings Corp. and Seven Hills Hospital, Inc. do not specify the extent to which the corporation may indemnify its officers or directors.

The bylaws of Linden BCA Blocker Corp. and SBOF-BCA Holdings Corporation provide that, in effect, the corporation must indemnify its directors and officers to the fullest extent permitted by Delaware law and under the circumstances permitted by Section 145 of the DGCL and require such registrants to advance litigation expenses.

Registrants formed under the laws of the State of Delaware

The following registrants are limited liability companies formed in the State of Delaware: Abilene Behavioral Health, LLC, Abilene Holding Company, LLC, Acadia Management Company, LLC, Acadia Merger Sub, LLC, Acadiana Addiction Center, LLC, Austin Behavioral Hospital, LLC, BCA of Detroit, LLC, Behavioral Centers of America, LLC, Cascade Behavioral Hospital, LLC, Commodore Acquisition Sub, LLC, Crossroads Regional Hospital, LLC, Greenleaf Center, LLC, Hermitage Behavioral, LLC, HMIH Cedar Crest, LLC, Northeast Behavioral Health, LLC, PHC Meadowwood, LLC, Piney Ridge Treatment Center, LLC, Psychiatric Resource Partners, LLC, Red River Holding Company, LLC, Red River Hospital, LLC, RiverWoods Behavioral Health, LLC, Sonora Behavioral Health Hospital, LLC, TK Behavioral Holding Company, LLC, TK Behavioral, LLC, Valley Behavioral Health System, LLC, Vermilion Hospital, LLC, Village Behavioral Health, LLC and Vista Behavioral Hospital, LLC.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Acadia Merger Sub, LLC and Hermitage Behavioral, LLC do not specify the extent to which the corporation may indemnify its officers or directors.

The limited liability company agreements of Abilene Holding Company, LLC, Acadia Management Company, LLC, Austin Behavioral Hospital, LLC, BCA of Detroit, LLC, Commodore Acquisition Sub, LLC, Crossroads Regional Hospital, LLC, Greenleaf Center, LLC, HMIH Cedar Crest, LLC, Northeast Behavioral Health, LLC, PHC Meadowwood, LLC, Red River Holding Company, LLC, TK Behavioral Holding Company, LLC, TK Behavioral, LLC and Vista Behavioral Hospital, LLC provide that, to the extent permitted by Delaware law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

The limited liability company agreement of Behavioral Centers of America, LLC, provides that, to the extent permitted by Delaware law, the company shall indemnify members of the board of managers and officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

The limited liability company agreements of Abilene Behavioral Health, LLC, Acadiana Addiction Center, LLC, Cascade Behavioral Hospital, LLC, Piney Ridge Treatment Center, LLC, Psychiatric Resource Partners, LLC, Red River Hospital, LLC, RiverWoods Behavioral Health, LLC, Sonora Behavioral Health Hospital, LLC, Valley Behavioral Health System, LLC, Vermilion Hospital, LLC and Village Behavioral Health, LLC provide that, to the extent permitted by Delaware law, the company shall indemnify managers, officers, employees and agents of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant incorporated under the laws of the State of Arizona

Southwestern Children’s Health Services, Inc. is a corporation incorporated in the State of Arizona.

Section 10-851 of the Arizona Revised Statutes (“ARS”) permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Section 10-851 of the ARS also permits a corporation to indemnify a director made a party to a proceeding because the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to Section 10-202, subsection B, paragraph 2 of the ARS. A corporation may not indemnify a director under Section 10-851 of the ARS either (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Unless limited by its articles of incorporation, Section 10-852 of the ARS requires an Arizona corporation to indemnify a director who has prevailed, on the merits or otherwise, in defending any proceeding brought against the director because such person is or was a director of the corporation. The corporation must indemnify the director for reasonable expenses.

Section 10-856 of the ARS provides that an Arizona corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director or, for officers who are not directors, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding and (ii) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or its shareholder or (c) an intentional violation of criminal law.

The articles of incorporation of Southwestern Children’s Health Services, Inc. provide that a director of such registrant shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or for any failure to take any action, as a director, except liability arising out of (i) any appropriation, in violation of the director’s duties, of any business opportunity of the corporation, (ii) acts or omissions that involve intentional misconduct or a knowing violation of the law, (iii) voting for or assenting to an unlawful distribution in violation of Arizona law or (iv) any transaction from which the director received an improper personal benefit. In addition, the bylaws of Southwestern Children’s Health Services, Inc. provide that, subject to any limitations under Arizona law, the registrant shall indemnify a former or current director or officer made a party to a proceeding against liability if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Registrants incorporated under the laws of the State of Arkansas

The following registrants are corporations incorporated in the State of Arkansas: Ascent Acquisition Corporation, Ascent Acquisition Corporation—CYPDC, Ascent Acquisition Corporation—PSC, Habilitation Center, Inc. and Millcreek School of Arkansas, Inc.

Section 4-27-202 of the Arkansas Business Corporation Act (“ABCA”) allows a corporation to eliminate or limit the personal liability of the directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, voted for or assented to an unlawful distribution in violation of Arkansas law or obtained an improper personal benefit. The corporation may not eliminate or limit the personal liability of a director for any action, omission, transaction or breach of the director’s duty creating any third-party liability to any person or entity other than the corporation or its stockholders.

Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 4-27-850(c) of the ABCA provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her.

Section 4-27-850(e) of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized under Arkansas law.

The articles of incorporation of Ascent Acquisition Corporation, Ascent Acquisition Corporation ¬ CYPDC and Ascent Acquisition Corporation—PSC provide that, to the fullest extent permitted by Arkansas law, the directors of those registrants shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrants and their stockholders. The certificates of incorporation of those registrants also provide that those registrants must indemnify their directors and officers to the fullest extent permitted by Arkansas law and under the circumstances permitted by Section 4-27-850 of the ABCA.

The articles of incorporation of Habilitation Center, Inc. and Millcreek School of Arkansas, Inc. do not specify the extent to which the corporation may indemnify its officers or directors.

The bylaws of Ascent Acquisition Corporation, Ascent Acquisition Corporation—CYPDC, Ascent Acquisition Corporation—PSC, Habilitation Center, Inc. and Millcreek School of Arkansas, Inc. provide that those registrants must indemnify their directors and officers to the fullest extent permitted by Arkansas law and under the circumstances permitted by Section 4-27-850 of the ABCA and require such registrants to advance litigation expenses. The bylaws of Habilitation Center, Inc. and Millcreek School of Arkansas, Inc. provide that, subject to any limitations under Arkansas law, the corporation shall indemnify a former or current director or officer made a party to a proceeding against liability if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Registrants organized under the laws of the State of Florida

The following registrants are limited liability companies organized in the State of Florida: Ten Broeck Tampa, LLC and The Refuge, A Healing Place, LLC

Section 608.4229 of the Florida Limited Liability Company Act (the “FLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to the act, of such person were material to the cause of action so adjudicated and constitute, (a) a violation of criminal law by such person, unless such person had no reason to believe such conduct unlawful, (b) a transaction in which such person derived an improper personal benefit, (c) such person’s willful misconduct or conscious disregard of the best interests of the limited liability company, or (d) if such person is a manager or managing member of the limited liability company, such person’s participation in a distribution under which the liability provisions of Section 608.426 of the FLLCA are applicable.

The limited liability company agreements of Ten Broeck Tampa, LLC and The Refuge, A Healing Place, LLC provide that, to the extent permitted by Florida law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant organized under the laws of the State of Georgia

Lakeland Hospital Acquisition, LLC is a limited liability company organized in the State of Georgia.

Section 14-11-306 of the Georgia Code provide that subject to such standards and restrictions, if any, as are set forth in the articles of organization or a written operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided, however, that a limited liability company shall not have the power to indemnify any member or manager (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement.

The limited liability company agreement of Lakeland Hospital Acquisition, LLC provides that, to the extent permitted by Georgia law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrants incorporated under the laws of the State of Indiana

The following registrants are corporations incorporated in the State of Indiana: Options Treatment Center Acquisition Corporation, Resolute Acquisition Corporation and RTC Resource Acquisition Corporation

Sections 23-1-37-8 and 23-1-37-13 of the Indiana Business Corporation Law (“IBCL”) provide that a corporation may indemnify a former or current director made a party to a proceeding against liability if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had either reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

Unless limited by its articles of incorporation, Section 23-1-37-9 of the IBCL provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

The articles of incorporation of the registrants incorporated in Indiana provide that such registrants shall indemnify a former or current director or officer made a party to a proceeding against liability if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. The articles of incorporation of the registrants incorporated in Indiana also require such registrants to advance expenses and provide that no director shall be liable to such registrants for any action taken or not taken by such person in his or her capacity as a director in good faith and in reliance upon certain representations by the chief executive officer or the chief financial officer of the corporation, independent public accountants, legal counsel and other experts whose professions give authority to the opinions expressed by them.

The bylaws of the registrants incorporated in Indiana restate the indemnification provisions of the articles of incorporation set forth in the preceding paragraph.

Registrants incorporated under the laws of the Commonwealth of Massachusetts

The following registrants are corporations incorporated in the Commonwealth of Massachusetts: Detroit Behavioral Institute, Inc., PHC of Michigan, Inc., PHC of Nevada, Inc., PHC of Utah, Inc. and Wellplace, Inc.

Section 2.02 of the Massachusetts Business Corporation Act (“Massachusetts BCA”) permits a corporation to include in its articles of organization a provision eliminating the liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director unless the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized a distribution in violation of Massachusetts law or derived an improper personal benefit.

Section 8.51 of the Massachusetts BCA provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(i) the individual acted in good faith, (ii) the individual reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful or (2) the individual engaged in conduct for which he or she shall not be liable under a provision of the articles of organization authorized by clause (4) of subsection (b) of section 2.02 of the Massachusetts BCA.

Section 8.52 of the Massachusetts BCA provides that to the extent that a director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation, the corporation must indemnify him or her against reasonable expenses.

Section 8.53 of the Massachusetts BCA provides for the advancement of defense expenses incurred by directors and officers in specified circumstances.

The articles of organization of PHC of Michigan, Inc., PHC of Nevada, Inc. and PHC of Utah, Inc. provide that such registrants shall indemnify a former or current director or officer made a party to a proceeding against liability by reason of any action taken or not taken in the director or officer’s capacity as such, except with respect to any matter as to which the director or officer shall have been adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation. Further, the articles of organization of PHC of Michigan, Inc., PHC of Nevada, Inc. and PHC of Utah, Inc. provide that a director of such registrants shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or for any failure to take any action, as a director except liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) voting for or assenting to an unlawful distribution in violation of Massachusetts law or (iv) any transaction from which the director received an improper personal benefit.

The bylaws of PHC of Michigan, Inc., PHC of Nevada, Inc. and PHC of Utah, Inc. do not specify the extent to which the corporation may indemnify its officers or directors.

The articles or organization and bylaws of Detroit Behavioral Institute, Inc. and Wellplace, Inc. do not specify the extent to which the corporation may indemnify its officers or directors.

Registrant organized under the laws of the Commonwealth of Massachusetts

PHC of Virginia, LLC is a limited liability company organized in the Commonwealth of Massachusetts.

Section 8(a) of the Massachusetts Limited Liability Company Act (the “MLLCA”) provides that subject to any standards and restrictions set forth in its certificate of organization or operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Such indemnification may include payment by the limited liability company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under the MLLCA which undertaking may be accepted without reference to the financial ability of such person to make repayment. Indemnification may be provided although the person to be indemnified is no longer a member or manager. Section 8(b) of the MLLCA provides that the certificate of organization or operating agreement of a limited liability company may eliminate or limit the personal liability of a member or manager for breach of any duty to the limited liability company or to another member or manager.

The operating agreement of PHC of Virginia, LLC provides that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrants formed under the laws of the State of Mississippi

The following registrants are limited liability companies formed in the State of Mississippi: Millcreek Schools, LLC and Rehabilitation Centers, LLC

Section 79-29-123(4) of the Revised Mississippi Limited Liability Company Act (the “RMLLCA”) provides that the certificate of formation or operating agreement may provide for the limitation or elimination of any and all liabilities of any manager, member, officer or other person who is a party to or is otherwise bound by the operating agreement for any action taken, or failure to take any action, as a manager, member, officer or other person, including, for breach of contract and for breach of duties, including all or any fiduciary duties, of a member, manager, officer or other person to a limited liability company or to its members or to another member or manager or officer or to another person; provided, that the certificate of formation or operating agreement may not limit or eliminate liability for (i) the amount of a financial benefit by a member or manager to which the member or manager is not entitled, (ii) an intentional infliction of harm on the limited liability company or the members, (iii) an intentional violation of criminal law, (iv) a wrongful distribution, or (v) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Section 79-29-123(5)(a) of the RMLLCA provides that a limited liability company may indemnify any member, manager, officer or other person from and against all claims and demands whatsoever, except a limited liability company shall not indemnify any member, manager, officer or other person in connection with a proceeding where such person was (i) found to have engaged in acts or omissions that constitute fraudulent conduct and was adjudged liable for claims based on such conduct, or (ii) was found to have engaged in any actions described in the preceding paragraph and was adjudged liable for claims based on such actions.

Section 79-29-123(5)(b) of the RMLLCA provides that a limited liability company shall indemnify a member, manager, officer or other person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a member, manager, officer or agent of the limited liability company against reasonable expenses incurred by the member, manager, officer or agent in connection with the proceeding.

The operating agreement of Millcreek Schools, LLC provides that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

The operating agreement of Rehabilitation Centers, LLC provides that, to the extent permitted by applicable law, the company shall indemnify managers, officers, employees and agents of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant incorporated under the laws of the State of Montana

Kids Behavioral Health of Montana, Inc. is a corporation incorporated in the State of Montana.

Section 35-1-216 of the Montana Business Corporation Act (“Montana BCA”) provides that a corporation may indemnify a director for any action taken or failure to take action except liability for (i) the amount of a financial benefit received by the director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of the Montana provisions against unlawful distributions and (iv) an intentional violation of criminal law.

Section 35-1-452 of the Montana BCA provides that a corporation may indemnify a current or former director made a party to a proceeding against liability if the individual engaged in good faith conduct and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had either reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director under Section 35-1-452 of the Montana BCA either (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Unless limited by the articles of incorporation, Section 35-1-453 of the Montana BCA provides that a corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 35-1-454 of the Montana BCA provides that, subject to certain limitations, a corporation may advance expenses to a director of the corporation who is a party to a proceeding because he or she is a director of the corporation.

Section 35-1-457 of the Montana BCA provides that a corporation must indemnify an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation against liability to the same extent as a director.

The certificate of incorporation of Kids Behavioral Health of Montana, Inc. does not contain indemnification provisions. Its bylaws, however, provide that the registrant shall indemnify a former or current director or officer made a party to a proceeding against liability if the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Registrant incorporated under the laws of the State of New Mexico

Youth and Family Centered Services of New Mexico, Inc. is a corporation incorporated in the State of New Mexico.

Section 53-12-2 of the New Mexico Business Corporation Act (“NMBCA”) permits a corporation to include in its articles of incorporation a provision providing that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with New Mexico law and (ii) the breach or failure to perform constitutes (a) negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation or receives as a director or as an employee of the corporation compensation of more than $2,000 from the corporation in any calendar year, or (b) willful misconduct or recklessness in the case of a director who does not have an ownership interest in the corporation and does not receive as director or as an employee of the corporation compensation of more than $2,000 from the corporation in any calendar year.

Section 53-11-4.1 of the NMBCA permits a corporation to indemnify any person made a party to any proceeding by reason of the fact that the person is or was a director or officer if the individual engaged in good faith conduct and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had either reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses, actually incurred by the person in connection with the proceeding, except that no indemnification shall be made if the individual is adjudged liable on the basis that a personal benefit was improperly received by the director and, if the proceeding was by or in the right of the corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation. In addition, Section 53-11-4.1 provides for the advancement of expenses of directors and officers in specified circumstances.

The articles of incorporation of Youth and Family Centered Services of New Mexico, Inc. provide that a director of such registrant shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or for any failure to take any action, as a director except liability for (i) any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) acts or omission that involve intentional misconduct or a knowing violation of the law, (iii) voting for or assenting to an unlawful distribution in violation of New Mexico law or (iv) any transaction from which the director received an improper personal benefit.

The bylaws of Youth and Family Centered Services of New Mexico, Inc. provide that such registrants shall indemnify a former or current director or officer made a party to a proceeding against liability if the individual acted in good faith and (i) in the case of conduct in his or her official capacity, the individual acted in a manner he or she reasonably believed to be in the best interests of the corporation, (ii) in all other cases, the individual’s conduct was at least not opposed to the best interests of the corporation and, (iii) with respect to any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the bylaws of Youth and Family Centered Services of New Mexico, Inc. provide for advancement of funds to pay for reasonable expenses, including counsel fees, incurred by a director or officer who is a party to a proceeding.

Registrants organized under the laws of the State of Ohio

The following registrants are limited liability companies organized in the State of Ohio: Generations Behavioral Health—Geneva, LLC, Ohio Hospital of Psychiatry, LLC, Shaker Clinic, LLC and Ten Lakes Center, LLC

Section 1705.32(A) of the Ohio Revised Code, provides that a limited liability company may indemnify or agree to indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, other than an action by or in the right of the company, because he is or was a manager, member, partner, officer, employee, or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The company may indemnify or agree to indemnify a person in that position against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement that actually and reasonably were incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1705.32(B) of the Ohio Revised Code provides that the company may indemnify or agree to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the company to procure a judgment in its favor, because he is or was a manager, officer, employee, or agent of the company against expenses, including attorney’s fees, that were actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper.

The operating agreements of Generations Behavioral Health—Geneva, LLC, Ohio Hospital of Psychiatry, LLC, Shaker Clinic, LLC and Ten Lakes Center, LLC provide that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant organized under the laws of the State of Oklahoma

Rolling Hills Hospital, LLC is a limited liability company organized in the State of Oklahoma.

Section 2003 of the Oklahoma Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands whatsoever, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement.

The operating agreement of Rolling Hills Hospital, LLC provides that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant organized under the laws of the Commonwealth of Pennsylvania

Southwood Psychiatric Hospital, LLC is a limited liability company organized in the Commonwealth of Pennsylvania.

Section 8945 of the Pennsylvania Limited Liability Company Act (the “PLLCA”) provides that a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever except that indemnification shall not be made where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 8945(d) of the PLLCA further provides that payment of expenses in advance of the final disposition of the action or proceeding may be made upon a receipt of an undertaking by or on behalf of such indemnified person to repay such amount if it shall ultimately be determine that he is not entitled to be indemnified by the company.

Section 8945(f) of the PLLCA provides that the limited liability company shall indemnify its members and managers in respect of payments made and personal liabilities reasonably incurred by them in the ordinary and proper conduct of the limited liability company’s business or for the preservation of its business or property.

The operating agreement of Southwood Psychiatric Hospital, LLC provides that, to the extent permitted by applicable law, the company shall indemnify managers, officers, employees and agents of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrant organized under the laws of the State of South Carolina

Rebound Behavioral Health, LLC is a limited liability company organized in the State of South Carolina.

Section 33-44-403 of the South Carolina Limited Liability Company Act provides that a limited liability company shall indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

The operating agreement of Rebound Behavioral Health, LLC provides that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrants organized under the laws of the State of Tennessee

The following registrants are limited liability companies organized in the State of Tennessee: Delta Medical Services, LLC and DMC—Memphis, LLC

Section 48-249-115(b) of the Tennessee Revised Limited Liability Company Act (the “TRLLCA”) provides that a limited liability company may indemnify an individual made a party to a proceeding because such individual is or was a director, officer, manager, member, agent or employee of the limited liability company if the individual (i) acted in good faith; (ii) reasonably believed in the case of conduct in such individual’s official capacity with the limited liability company, that such individual’s conduct was in the limited liability company’s best interest and in all other cases, that such individual’s conduct was at least not opposed to the limited liability company’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe such individual’s conduct was unlawful.

Section 48-249-115(d) of the TRLLCA provides for the payment of reasonable expenses incurred by a director, officer, manager, member, agent or employee of the limited liability company in advance of the final disposition of the proceeding if (i) such director, officer, manager, member, agent or employee furnishes a written affirmation of good faith belief that such person has met the standard of conduct for indemnification described in the preceding paragraph; (ii) such director, officer, manager, member, agent or employee furnishes a written undertaking to repay the advance, if it is ultimately determined that such person is not entitled to indemnification; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the TRLLCA.

Section 48-249-115(b) of the TRLLCA further provides that except where a court has ordered indemnification, a limited liability company may not indemnify a director, officer, manager, member, agent or employee of the limited liability company (i) in connection with a proceeding by, or in the right of, the limited liability company in which the director, officer, manager, member, agent or employee of the limited liability company was adjudged liable to the limited liability company, or (ii) in connection with any other proceeding charging improper personal benefit to such director, officer, manager, member, agent or employee of the limited liability company, whether or not involving action in such person’s official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by such person.

Section 48-249-115(c) of the TRLLCA provides A limited liability company shall indemnify a director, officer, manager, member, agent or employee of the limited liability company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, officer, manager, member, agent or employee of the limited liability company, against reasonable expenses incurred by the person in connection with the proceeding.

The operating agreements of Delta Medical Services, LLC and DMC—Memphis, LLC provide that, to the extent permitted by applicable law, the company shall indemnify officers of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

Registrants formed under the laws of the State of Texas

The following registrants are limited liability companies formed in the State of Texas: Riverview Behavioral Health, LLC and Texarkana Behavioral Associates, L.C.

Section 101.402 of the Texas Limited Liability Company Act (the “TLLCA”) permits a limited liability company to indemnify members, managers, officers and other persons and purchase and maintain liability insurance for such persons, subject to such standards, and restrictions, if any, as are set forth in its articles of organization or in its regulation. Section 101.402 of the TLLCA provides that the company agreement of a limited liability company may expand or restrict any duties, including fiduciary duties, and related liabilities that a member, manager, officer, or other person has to the company or to a member or manager of the company.

The limited liability company agreement of Riverview Behavioral Health, LLC provides that, to the extent permitted by applicable law, the company shall indemnify managers, officers, employees and agents of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with an action and requires the company, subject to certain limitations, to advance expenses incurred in defending any such action.

The limited liability company agreement of Texarkana Behavioral Associates, L.C. provides that the company shall indemnify any member, affiliate of the member , officer, director, employee or agent of the company against any claim, loss, damage, liability, or reasonable expense, including attorneys’ fees, suffered or incurred by such person by reason of, or arising from, the operations, business or affairs of, or any action taken or failure to act on behalf of, the company.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 23, 2011, by and among Acadia Healthcare Company, Inc. (the “Company”), Acadia Merger Sub, LLC and PHC, Inc. (a)

2.2	Agreement and Plan of Merger, dated February 17, 2011, by and among the Company (f/k/a Acadia Healthcare Company, LLC), Acadia—YFCS Acquisition Company, Inc., Acadia—YFCS Holdings, Inc., Youth & Family Centered Services, Inc., each of the stockholders who are signatories thereto, and TA Associates, Inc., solely in the capacity as Stockholders’ Representative. (b)

2.3	Asset Purchase Agreement, dated as of March 15, 2011, between Universal Health Services, Inc. and PHC, Inc. for the acquisition of MeadowWood Behavioral Health System. (c)

2.4	Membership Interest Purchase Agreement, dated December 30, 2011, by and among Hermitage Behavioral, LLC, Haven Behavioral Healthcare Holdings, LLC and Haven Behavioral Healthcare, Inc. (d)

2.5	Asset Purchase Agreement, dated August 28, 2012, by and between Timberline Knolls, LLC, and TK Behavioral, LLC. (e)

2.6	Acquisition Agreement, dated November 21, 2012, by and among (i) Behavioral Centers of America, LLC, (ii) Behavioral Centers of America Holdings, LLC, (iii) Linden BCA Blocker Corp., (iv) SBOF-BCA Holdings Corporation, (v) HEP BCA Holdings Corp. (vi) Siguler Guff Small Buyout Opportunities Fund, LP, and Siguler Guff Small Buyout Opportunities Fund (F), LP, (vii) Health Enterprise Partners, L.P., HEP BCA Co-Investors, LLC, (viii) Linden Capital Partners A, LP, (ix) Commodore Acquisition Sub, LLC, and (x) the Company (the “BCA Purchase Agreement”). (f)

2.7	Amendment No. 1, dated as of December 31, 2012, to the BCA Purchase Agreement. (g)

2.8	Membership Interest Purchase Agreement, dated November 23, 2012 by and among 2C4K, L.P., ARTC Acquisitions, Inc., Acadia Vista, LLC and the Company. (f)

2.9	Amendment, dated as of December 31, 2012, to Membership Interest Purchase Agreement by and among 2C4K, LP, ARTC Acquisitions, Inc., Acadia Vista, LLC and the Company. (g)

2.10	Stock Purchase Agreement, dated as of March 29, 2013, by and among First Ten Broeck Tampa, Inc., UMC Ten Broeck, Inc., Capestrano Holding 12, Inc., Donald R. Dizney, David A. Dizney and Acadia Merger Sub, LLC. (h)

3.1	Amended and Restated Certificate of Incorporation of Acadia Healthcare Company, Inc. (i)

3.2	Amended and Restated Bylaws of Acadia Healthcare Company, Inc. (i)

3.3*	Certificate of Formation of Abilene Behavioral Health, LLC f/k/a Acadia Abilene, LLC.

3.4*	Second Amended and Restated Limited Liability Company Agreement of Abilene Behavioral Health, LLC f/k/a Acadia Abilene, LLC.

3.5*	Certificate of Formation of Abilene Holding Company, LLC.

3.6*	Limited Liability Company Agreement of Abilene Holding Company, LLC.

3.7*	Certificate of Formation of Acadia Management Company, LLC.

3.8*	Limited Liability Company Agreement of Acadia Management Company, LLC.

3.9	Certificate of Formation of Acadia Merger Sub, LLC. (b)

3.10	Limited Liability Company Agreement of Acadia Merger Sub, LLC. (b)

3.11*	Certificate of Formation of Acadiana Addiction Center, LLC.

Exhibit Number	Description

3.12*	Amended and Restated Limited Liability Company Agreement of Acadiana Addiction Center, LLC.

3.13	Articles of Incorporation of Ascent Acquisition Corporation. (b)

3.14	Bylaws of Ascent Acquisition Corporation. (b)

3.15	Articles of Incorporation of Ascent Acquisition Corporation—CYPDC. (b)

3.16	Bylaws of Ascent Acquisition Corporation—CYPDC. (b)

3.17	Articles of Incorporation of Ascent Acquisition Corporation—PSC. (b)

3.18	Bylaws of Ascent Acquisition Corporation—PSC. (b)

3.19*	Certificate of Formation of Austin Behavioral Hospital, LLC.

3.20*	Limited Liability Company Agreement of Austin Behavioral Hospital, LLC.

3.21*	Certificate of Formation of BCA of Detroit, LLC.

3.22*	Amended and Restated Limited Liability Company Agreement of BCA of Detroit, LLC.

3.23*	Certificate of Formation of Behavioral Centers of America, LLC.

3.24*	Sixth Amended and Restated Limited Liability Company Agreement of Behavioral Centers of America, LLC.

3.25*	Certificate of Formation of Cascade Behavioral Hospital, LLC f/k/a SW Behavioral, LLC.

3.26*	Amended and Restated Limited Liability Company Agreement of Cascade Behavioral Hospital, LLC f/k/a SW Behavioral, LLC.

3.27*	Certificate of Formation of Commodore Acquisition Sub, LLC.

3.28*	Limited Liability Company Agreement of Commodore Acquisition Sub, LLC.

3.29*	Certificate of Formation of Crossroads Regional Hospital, LLC.

3.30*	Limited Liability Company Agreement of Crossroads Regional Hospital, LLC.

3.31*	Articles of Organization of Delta Medical Services, LLC.

3.32*	Operating Agreement of Delta Medical Services, LLC.

3.33*	Articles of Organization of DMC—Memphis, LLC.

3.34*	Operating Agreement of DMC—Memphis, LLC.

3.35	Articles of Organization of Detroit Behavioral Institute, Inc. (b)

3.36	Amended and Restated Bylaws of Detroit Behavioral Institute, Inc. (b)

3.37*	Articles of Organization of Generations Behavioral Health—Geneva, LLC.

3.38*	Amended and Restated Operating Agreement of Generations Behavioral Health—Geneva, LLC.

3.39*	Certificate of Formation of Greenleaf Center, LLC f/k/a Acadia Greenleaf, LLC.

3.40*	Amended and Restated Limited Liability Company Agreement of Greenleaf Center, LLC f/k/a Acadia Greenleaf, LLC.

3.41	Articles of Incorporation of Habilitation Center, Inc. (b)

3.42	Amended and Restated Bylaws of Habilitation Center, Inc. (b)

3.43*	Certificate of Incorporation of HEP BCA Holdings Corp.

3.44*	Bylaws of HEP BCA Holdings Corp.

3.45*	Certificate of Formation of Hermitage Behavioral, LLC.

3.46*	Limited Liability Company Agreement of Hermitage Behavioral, LLC.

3.47*	Certificate of Formation of HMIH Cedar Crest, LLC.

3.48*	Amended and Restated Operating Agreement of HMIH Cedar Crest, LLC.

3.49	Articles of Incorporation of Kids Behavioral Health of Montana, Inc. (b)

3.50	Bylaws of Kids Behavioral Health of Montana, Inc. (b)

3.51*	Articles of Organization of Lakeland Hospital Acquisition, LLC.

3.52*	Operating Agreement of Lakeland Hospital Acquisition, LLC.

3.53*	Certificate of Incorporation of Linden BCA Blocker Corp.

3.54*	Bylaws of Linden BCA Blocker Corp.

3.55*	Certificate of Formation of Millcreek Schools, LLC.

3.56*	Operating Agreement of Millcreek Schools, LLC.

3.57	Articles of Incorporation of Millcreek School of Arkansas, Inc. (b)

3.58	Amended and Restated Bylaws of Millcreek School of Arkansas, Inc. (b)

3.59*	Certificate of Formation of Northeast Behavioral Health, LLC.

3.60*	Limited Liability Company Agreement of Northeast Behavioral Health, LLC.

3.61*	Articles of Organization of Ohio Hospital for Psychiatry, LLC.

Exhibit Number	Description

3.62*	Amended and Restated Operating Agreement of Ohio Hospital for Psychiatry, LLC.

3.63	Certificate of Incorporation of Options Treatment Center Acquisition Corporation. (b)

3.64	Bylaws of Options Treatment Center Acquisition Corporation. (b)

3.65*	Certificate of Formation of PHC Meadowwood, LLC.

3.66*	Limited Liability Company Agreement of PHC Meadowwood, LLC.

3.67	Articles of Organization of PHC of Michigan, Inc. (b)

3.68	Amended and Restated Bylaws of PHC of Michigan, Inc. (b)

3.69	Articles of Organization of PHC of Nevada, Inc. (b)

3.70	Amended and Restated Bylaws of PHC of Nevada, Inc. (b)

3.71	Articles of Organization of PHC of Utah, Inc. (b)

3.72	Amended and Restated Bylaws of PHC of Utah, Inc. (b)

3.73*	Certificate of Organization of PHC of Virginia, LLC.

3.74*	Operating Agreement of PHC of Virginia, LLC.

3.75*	Certificate of Formation of Piney Ridge Treatment Center, LLC f/k/a Amicare of Arkansas, LLC.

3.76*	Amended and Restated Limited Liability Company Agreement of Piney Ridge Treatment Center, LLC f/k/a Amicare of Arkansas, LLC.

3.77*	Certificate of Formation of Psychiatric Resource Partners, LLC.

3.78*	Limited Liability Company Agreement of Psychiatric Resource Partners, LLC.

3.79	Articles of Organization of Rebound Behavioral Health, LLC. (b)

3.80	Operating Agreement of Rebound Behavioral Health, LLC. (b)

3.81*	Certificate of Formation of Red River Holding Company, LLC.

3.82*	Limited Liability Company Agreement of Red River Holding Company, LLC.

3.83*	Certificate of Formation of Red River Hospital, LLC.

3.84*	Amended and Restated Limited Liability Company Agreement of Red River Hospital, LLC.

3.85*	Certificate of Formation of Rehabilitation Centers, LLC.

3.86*	Operating Agreement of Rehabilitation Centers, LLC.

3.87	Certificate of Incorporation of Resolute Acquisition Corporation. (b)

3.88	Bylaws of Resolute Acquisition Corporation. (b)

3.89*	Certificate of Formation of Riverview Behavioral Health, LLC f/k/a TBA Texarkana, L.L.C.

3.90*	Amended and Restated Operating Agreement of Riverview Behavioral Health, LLC f/k/a TBA Texarkana, L.L.C.

3.91*	Certificate of Formation of RiverWoods Behavioral Health, LLC f/k/a Acadia Riverwoods, LLC.

3.92*	Amended and Restated Limited Liability Company Agreement of RiverWoods Behavioral Health, LLC f/k/a Acadia Riverwoods, LLC.

3.93*	Articles of Organization of Rolling Hills Hospital, LLC.

3.94*	Operating Agreement of Rolling Hills Hospital, LLC.

3.95	Articles of Incorporation of RTC Resource Acquisition Corporation. (b)

3.96	Bylaws of RTC Resource Acquisition Corporation. (b)

3.97*	Certificate of Incorporation of SBOF-BCA Holdings Corporation.

3.98*	Bylaws of SBOF-BCA Holdings Corporation.

3.99	Certificate of Incorporation of Seven Hills Hospital, Inc. (b)

3.100	Amended and Restated Bylaws of Seven Hills Hospital, Inc. (b)

3.101*	Articles of Organization of Shaker Clinic, LLC.

3.102*	Amended and Restated Operating Agreement of Shaker Clinic, LLC.

3.103*	Certificate of Formation of Sonora Behavioral Health Hospital, LLC.

3.104*	Amended and Restated Limited Liability Company Agreement of Sonora Behavioral Health Hospital, LLC.

3.105	Articles of Incorporation of Southwestern Children’s Health Services, Inc. (b)

3.106	Amended and Restated Bylaws of Southwestern Children’s Health Services, Inc. (b)

3.107*	Certificate of Organization of Southwood Psychiatric Hospital, LLC.

3.108*	Amended and Restated Operating Agreement of Southwood Psychiatric Hospital, LLC.

3.109*	Articles of Organization of Ten Broeck Tampa, LLC.

3.110*	Operating Agreement of Ten Broeck Tampa, LLC.

Exhibit Number	Description

3.111*	Articles of Organization of Ten Lakes Center, LLC.

3.112*	Amended and Restated Operating Agreement of Ten Lakes Center, LLC.

3.113*	Articles of Organization of Texarkana Behavioral Associates, L.C.

3.114*	Amended and Restated Limited Liability Company Agreement of Texarkana Behavioral Associates, L.C.

3.115*	Articles of Organization of The Refuge, A Healing Place, LLC.

3.116*	Second Amended and Restated Limited Liability Company Agreement of The Refuge, A Healing Place, LLC.

3.117*	Certificate of Formation of TK Behavioral Holding Company, LLC.

3.118*	Limited Liability Company Agreement of TK Behavioral Holding Company, LLC.

3.119*	Certificate of Formation of TK Behavioral, LLC.

3.120*	Limited Liability Company Agreement of TK Behavioral, LLC.

3.121*	Certificate of Formation of Valley Behavioral Health System, LLC f/k/a Vista Health Fort Smith, LLC.

3.122*	Amended and Restated Limited Liability Company Agreement of Valley Behavioral Health System, LLC f/k/a Vista Health Fort Smith, LLC.

3.123*	Certificate of Formation of Vermilion Hospital, LLC f/k/a Acadia Hospital of Lafayette, LLC.

3.124*	Second Amended and Restated Limited Liability Company Agreement of Vermilion Hospital, LLC f/k/a Acadia Hospital of Lafayette, LLC.

3.125*	Certificate of Formation of Village Behavioral Health, LLC f/k/a Acadia Village, LLC.

3.126*	Amended and Restated Limited Liability Company Agreement of Village Behavioral Health, LLC f/k/a Acadia Village, LLC.

3.127*	Certificate of Formation of Vista Behavioral Hospital, LLC.

3.128*	Limited Liability Company Agreement of Vista Behavioral Hospital, LLC.

3.129	Articles of Organization of Wellplace, Inc. (b)

3.130	Amended and Restated Bylaws of Wellplace, Inc. (b)

3.131	Articles of Incorporation of Youth and Family Centered Services of New Mexico, Inc. (b)

3.132	Amended and Restated Bylaws of Youth and Family Centered Services of New Mexico, Inc. (b)

4.1	Indenture, dated as of November 1, 2011, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee. (i)

4.2	Form of 12.875% Senior Note due 2018. (Included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of November 1, 2011, among the Company, the Guarantors named therein and Jefferies & Company, Inc. (i)

4.4	Indenture, dated as of March 12, 2013, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee. (j)

4.5	Form of 6.125% Senior Note due 2021. (Included in Exhibit 4.4)

4.6	Registration Rights Agreement, dated March 12, 2013, among the Company, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated. (j)

4.7	Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the WCP and Management Investors Named therein. (i)

4.8	Amendment, dated as of April 25, 2012, to the Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the Waud Capital Partners and management investors named therein. (k)

4.9	Specimen Acadia Healthcare Company, Inc. Common Stock Certificate to be issued to holders of Acadia Healthcare Company, Inc. Common Stock. (l)

4.10	Amended and Restated Registration Rights Agreement, dated April 1, 2011, by and among Acadia Healthcare Holdings, LLC and the other persons party thereto. (l)

4.11	Form of Subscription Agreement and Warrant. (m)

5.1*	Opinion of Waller Lansden Dortch & Davis, LLP.

5.2*	Opinion of Lewis and Roca LLP.

5.3*	Opinion of Dover Dixon Horne PLLC.

5.4*	Opinion of Carlton Fields, P.A.

5.5*	Opinion of Sanders & Ranck, P.C.

Exhibit Number	Description

5.6*	Opinion of Frost Brown Todd LLC.

5.7*	Opinion of Goulston & Storrs PC.

5.8*	Opinion of Adams and Reese LLP.

5.9*	Opinion of Karell Dyre Haney PLLP.

5.10*	Opinion of Ice Miller LLP.

5.11*	Opinion of McAfee & Taft, PC.

5.12*	Opinion of Pepper Hamilton LLP.

5.13*	Opinion of Nelson Mullins Riley & Scarborough LLP.

5.14*	Opinion of McGuire Craddock & Strother, PC.

10.1	Amended and Restated Credit Agreement, dated December 31, 2012, by and among Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer) and the Company (f/k/a Acadia Healthcare Company, LLC), the guarantors listed on the signature pages thereto, and the lenders listed on the signature pages thereto (the “Credit Agreement”). (g)

10.2	First Amendment, dated March 11, 2013, to the Credit Agreement. (j)

10.3	Second Amendment, dated June 28, 2013, to the Credit Agreement. (n)

10.4	Third Amendment, dated September 30, 2013, to the Credit Agreement. (o)

10.5	Fourth Amendment, dated February 13, 2014, to the Credit Agreement. (p)

†10.6	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Joey A. Jacobs. (b)

†10.7	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Brent Turner. (b)

†10.8	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Christopher L. Howard. (b)

†10.9	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Ronald M. Fincher. (b)

†10.10	Employment Agreement, dated as of May 23, 2011, by and between the Company and Bruce A. Shear. (b)

†10.11	PHC, Inc.’s 1993 Stock Purchase and Option Plan, as amended December 2002. (q)

†10.12	PHC, Inc.’s 1995 Non-Employee Director Stock Option Plan, as amended December 2002. (q)

†10.13	PHC, Inc.’s 1995 Employee Stock Purchase Plan, as amended December 2002. (q)

†10.14	PHC, Inc.’s 2004 Non-Employee Director Stock Option Plan. (r)

†10.15	PHC, Inc.’s 2005 Employee Stock Purchase Plan. (s)

†10.16	PHC, Inc.’s 2003 Stock Purchase and Option Plan, as amended December 2007. (s)

†10.17	Acadia Healthcare Company, Inc. Incentive Compensation Plan, effective May 23, 2013. (t)

†10.18	Form of Restricted Stock Unit Agreement. (b)

†10.19	Form of Incentive Stock Option Agreement. (b)

†10.20	Form of Non-Qualified Stock Option Agreement. (b)

†10.21	Form of Restricted Stock Agreement. (b)

†10.22	Form of Stock Appreciation Rights Agreement. (b)

†10.23	Acadia Healthcare Company, Inc. 2012 Cash Bonus Plans. (u)

†10.24	Acadia Healthcare Company, Inc. 2012 Long-Term Incentive Plan. (u)

†10.25	Acadia Healthcare Company, Inc. Nonqualified Deferred Compensation Plan, effective February 1, 2013. (v)

†10.26	Nonmanagement Director Compensation Program, effective January 1, 2013. (v)

†10.27	Stock Ownership Guidelines for Nonmanagement Directors, effective March 19, 2012. (u)

†10.28	David M. Duckworth 2012 Cash Bonus Plan. (w)

†10.29	David M. Duckworth 2012 Long-Term Incentive Plan. (w)

10.30	Professional Services Agreement, dated as of April 1, 2011, between Waud Capital Partners, L.L.C. and Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC). (b)

10.31	Termination Agreement, dated November 1, 2011, by and between Waud Capital Partners, L.L.C and Acadia Healthcare Company, Inc. (l)

10.32	Engagement Agreement, dated January 7, 2011, between True Partners Consulting LLC and the Company. (b)

Exhibit Number	Description

10.33	Form of Indemnification Agreement (for directors and officers affiliated with Waud Capital Partners). (i)

10.34	Form of Indemnification Agreement (for directors and officers not affiliated with Waud Capital Partners). (i)

10.35	Underwriting Agreement, dated December 6, 2012, by and among the Company, the selling stockholders named in Schedule B thereof and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Jefferies & Company, Inc., as representatives of the several underwriters named therein. (x)

10.36	Purchase Agreement, dated March 7, 2013, by and among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers named therein. (j)

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of Acadia. (y)

23.1	Consent of Waller Lansden Dortch & Davis, LLP (Included in Exhibit 5.1).

23.2	Consent of Lewis and Roca LLP (Included in Exhibit 5.2).

23.3	Consent of Dover Dixon Horne PLLC (Included in Exhibit 5.3).

23.4	Consent of Carlton Fields, P.A. (Included in Exhibit 5.4).

23.5	Consent of Sanders & Ranck, P.C. (Included in Exhibit 5.5).

23.6	Consent of Frost Brown Todd LLC (Included in Exhibit 5.6).

23.7	Consent of Goulston & Storrs PC (Included in Exhibit 5.7).

23.8	Consent of Adams and Reese LLP (Included in Exhibit 5.8).

23.9	Consent of Karell Dyre Haney PLLP (Included in Exhibit 5.9).

23.10	Consent of Ice Miller LLP (Included in Exhibit 5.10).

23.11	Consent of McAfee & Taft, P.C. (Included in Exhibit 5.11).

23.12	Consent of Pepper Hamilton LLP (Included in Exhibit 5.12).

23.13	Consent of Nelson Mullins Riley & Scarborough LLP (Included in Exhibit 5.13).

23.14	Consent of McGuire Craddock & Strother, PC (Included in Exhibit 5.14).

23.15*	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (Included on the Signature Pages to this registration statement).

25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to DTC participants regarding the Exchange Offer.

99.4*	Form of Letter to beneficial owners of the Outstanding Notes regarding the Exchange Offer.

101.1	Pursuant to Rule 405 of Regulation S-T, the following financial information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, is formatted in XBRL (Extensible Business Reporting Language) interactive data files: (i) the Consolidated Balance Sheets as of December 31, 2013 and 2012, (ii) the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011, (iii) the Consolidated Statements of Equity for the years ended December 31, 2013, 2012 and 2011, (iv) the Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011, and (v) the Notes to Consolidated Financial Statements, tagged as blocks of text.

†	Indicates management contract or compensatory plan or arrangement.
*	Filed herewith.

(a)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed May 25, 2011 (File No. 001-33323).
(b)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-4, as amended (File No. 333-175523), originally filed with the SEC on July 13, 2011.
(c)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed March 18, 2011 (File No. 001-33323).
(d)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed January 5, 2012 (File No. 001-35331).
(e)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed September 4, 2012 (File No. 001-35331).
(f)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed November 27, 2012 (File No. 001-35331).
(g)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed January 2, 2013 (File No. 001-35331).
(h)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed April 4, 2013 (File No. 001-35331).
(i)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed November 1, 2011 (File No. 001-35331).
(j)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed March 12, 2013 (File No. 001-35331).
(k)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 (File No. 001-35331).
(l)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-1, as amended (File No. 333-175523), originally filed with the SEC on November 23, 2011.
(m)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed May 13, 2004 (File No. 001-33323).
(n)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013 (File No. 001-35331).
(o)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013 (File No. 001-35331).
(p)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed February 19, 2014 (File No. 001-35331).
(q)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed January 8, 2003 (File No. 333-102402).
(r)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed April 5, 2005 (File No. 333-123842).
(s)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed March 6, 2008 (File No. 333-149579).
(t)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-8 filed July 30, 2013 (File No. 333-190232).
(u)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed March 23, 2012 (File No. 001-35331).
(v)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (File No. 001-35331).
(w)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed August 3, 2012 (File No. 001-35331).
(x)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed December 7, 2012 (File No. 001-35331).
(y)	Incorporated by reference to exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-35331).

Item 22. Undertakings

(a)	The undersigned registrants hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Acadia Healthcare Company, Inc., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs
Name: Joey A. Jacobs
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	Chairman and Chief Executive Officer (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2014

/s/ E. Perot Bissell E. Perot Bissell	Director	March 6, 2014

/s/ William F. Grieco William F. Grieco	Director	March 6, 2014

/s/ Allan B. Hubbard Allan B. Hubbard	Director	March 6, 2014

/s/ Kyle D. Lattner Kyle D. Lattner	Director	March 6, 2014

/s/ Wade D. Miquelon Wade D. Miquelon	Director	March 6, 2014

/s/ William M. Petrie, M.D. William M. Petrie, M.D.	Director	March 6, 2014

/s/ Hartley R. Rogers Hartley R. Rogers	Director	March 6, 2014

/s/ Bruce A. Shear Bruce A. Shear	Director	March 6, 2014

/s/ Reeve B. Waud Reeve B. Waud	Director	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

EACH OF THE REGISTRANTS NAMED ON SCHEDULE A-1 HERETO

By:	/s/ Christopher L. Howard
Name: Christopher L. Howard
Title: Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

/s/ Christopher L. Howard Christopher L. Howard	Director	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

EACH OF THE REGISTRANTS NAMED ON SCHEDULE A-2 HERETO

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

ACADIA HEALTHCARE COMPANY, INC.		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

ABILENE BEHAVIORAL HEALTH, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

ABILENE HOLDING COMPANY, INC.		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

THE REFUGE, A HEALING PLACE, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Turner Brent Turner	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

ACADIA HEALTHCARE COMPANY, INC.		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

REGISTRANTS:

DMC-MEMPHIS, LLC
PHC MEADOWWOOD, LLC
PHC OF VIRGINIA, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

ACADIA MERGER SUB, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

REGISTRANTS:

TEN BROECK TAMPA, LLC
VISTA BEHAVIORAL HOSPITAL, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Turner Brent Turner	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

ACADIA MERGER SUB, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

REGISTRANTS:

OHIO HOSPITAL FOR PSYCHIATRY, LLC
SHAKER CLINIC, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

BCA OF DETROIT, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

REGISTRANTS:

BCA OF DETROIT, LLC
GENERATIONS BEHAVIORAL HEALTH-GENEVA, LLC
HMIH CEDAR CREST, LLC
TEN LAKES CENTER, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

BEHAVIORAL CENTERS OF AMERICA, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

BEHAVIORAL CENTERS OF AMERICA, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

COMMODORE ACQUISITION SUB, LLC		Managing Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

DELTA MEDICAL SERVICES, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

DMC-MEMPHIS, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

SONORA BEHAVIORAL HEALTH HOSPITAL, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

HERMITAGE BEHAVIORAL, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

RED RIVER HOSPITAL, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

RED RIVER HOLDING COMPANY, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

MILLCREEK SCHOOLS, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

REHABILITATION CENTERS, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on March 6, 2014.

TK BEHAVIORAL, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and David M. Duckworth his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President (Principal Executive Officer)	March 6, 2014

/s/ David M. Duckworth David M. Duckworth	Vice President and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014

TK BEHAVIORAL HOLDING COMPANY, LLC		Sole Member

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President	March 6, 2014

Schedule A-1

Registrants

Name of Additional Registrants

Ascent Acquisition Corporation

Ascent Acquisition Corporation—CYPDC

Ascent Acquisition Corporation—PSC

Detroit Behavioral Institute, Inc.

Habilitation Center, Inc.

HEP BCA Holdings Corp.

Kids Behavioral Health of Montana, Inc.

Linden BCA Blocker Corp.

Millcreek School of Arkansas, Inc.

Options Treatment Center Acquisition Corporation

PHC of Michigan, Inc.

PHC of Nevada, Inc.

PHC of Utah, Inc.

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

SBOF-BCA Holdings Corporation

Seven Hills Hospital, Inc.

Southwestern Children’s Health Services, Inc.

Wellplace, Inc.

Youth and Family Centered Services of New Mexico, Inc.

Schedule A-2

Registrants

Name of Additional Registrants

Abilene Holding Company, LLC

Acadia Management Company, LLC

Acadia Merger Sub, LLC

Acadiana Addiction Center, LLC

Austin Behavioral Hospital, LLC

Cascade Behavioral Hospital, LLC

Commodore Acquisition Sub, LLC

Crossroads Regional Hospital, LLC

Greenleaf Center, LLC

Hermitage Behavioral, LLC

Lakeland Hospital Acquisition, LLC

Northeast Behavioral Health, LLC

Piney Ridge Treatment Center, LLC

Psychiatric Resource Partners, LLC

Rebound Behavioral Health, LLC

Red River Holding Company, LLC

Rehabilitation Centers, LLC

Riverview Behavioral Health, LLC

RiverWoods Behavioral Health, LLC

Rolling Hills Hospital, LLC

Southwood Psychiatric Hospital, LLC

Texarkana Behavioral Associates, L.C.

TK Behavioral Holding Company, LLC

Valley Behavioral Health System, LLC

Vermilion Hospital, LLC

Village Behavioral Health, LLC

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 23, 2011, by and among Acadia Healthcare Company, Inc. (the “Company”), Acadia Merger Sub, LLC and PHC, Inc. (a)

2.2	Agreement and Plan of Merger, dated February 17, 2011, by and among the Company (f/k/a Acadia Healthcare Company, LLC), Acadia—YFCS Acquisition Company, Inc., Acadia—YFCS Holdings, Inc., Youth & Family Centered Services, Inc., each of the stockholders who are signatories thereto, and TA Associates, Inc., solely in the capacity as Stockholders’ Representative. (b)

2.3	Asset Purchase Agreement, dated as of March 15, 2011, between Universal Health Services, Inc. and PHC, Inc. for the acquisition of MeadowWood Behavioral Health System. (c)

2.4	Membership Interest Purchase Agreement, dated December 30, 2011, by and among Hermitage Behavioral, LLC, Haven Behavioral Healthcare Holdings, LLC and Haven Behavioral Healthcare, Inc. (d)

2.5	Asset Purchase Agreement, dated August 28, 2012, by and between Timberline Knolls, LLC, and TK Behavioral, LLC. (e)

2.6	Acquisition Agreement, dated November 21, 2012, by and among (i) Behavioral Centers of America, LLC, (ii) Behavioral Centers of America Holdings, LLC, (iii) Linden BCA Blocker Corp., (iv) SBOF-BCA Holdings Corporation, (v) HEP BCA Holdings Corp. (vi) Siguler Guff Small Buyout Opportunities Fund, LP, and Siguler Guff Small Buyout Opportunities Fund (F), LP, (vii) Health Enterprise Partners, L.P., HEP BCA Co-Investors, LLC, (viii) Linden Capital Partners A, LP, (ix) Commodore Acquisition Sub, LLC, and (x) the Company (the “BCA Purchase Agreement”). (f)

2.7	Amendment No. 1, dated as of December 31, 2012, to the BCA Purchase Agreement. (g)

2.8	Membership Interest Purchase Agreement, dated November 23, 2012 by and among 2C4K, L.P., ARTC Acquisitions, Inc., Acadia Vista, LLC and the Company. (f)

2.9	Amendment, dated as of December 31, 2012, to Membership Interest Purchase Agreement by and among 2C4K, LP, ARTC Acquisitions, Inc., Acadia Vista, LLC and the Company. (g)

2.10	Stock Purchase Agreement, dated as of March 29, 2013, by and among First Ten Broeck Tampa, Inc., UMC Ten Broeck, Inc., Capestrano Holding 12, Inc., Donald R. Dizney, David A. Dizney and Acadia Merger Sub, LLC. (h)

3.1	Amended and Restated Certificate of Incorporation of Acadia Healthcare Company, Inc. (i)

3.2	Amended and Restated Bylaws of Acadia Healthcare Company, Inc. (i)

3.3*	Certificate of Formation of Abilene Behavioral Health, LLC f/k/a Acadia Abilene, LLC.

3.4*	Second Amended and Restated Limited Liability Company Agreement of Abilene Behavioral Health, LLC f/k/a Acadia Abilene, LLC.

3.5*	Certificate of Formation of Abilene Holding Company, LLC.

3.6*	Limited Liability Company Agreement of Abilene Holding Company, LLC.

3.7*	Certificate of Formation of Acadia Management Company, LLC.

3.8*	Limited Liability Company Agreement of Acadia Management Company, LLC.

3.9	Certificate of Formation of Acadia Merger Sub, LLC. (b)

3.10	Limited Liability Company Agreement of Acadia Merger Sub, LLC. (b)

3.11*	Certificate of Formation of Acadiana Addiction Center, LLC.

3.12*	Amended and Restated Limited Liability Company Agreement of Acadiana Addiction Center, LLC.

3.13	Articles of Incorporation of Ascent Acquisition Corporation. (b)

3.14	Bylaws of Ascent Acquisition Corporation. (b)

3.15	Articles of Incorporation of Ascent Acquisition Corporation—CYPDC. (b)

3.16	Bylaws of Ascent Acquisition Corporation—CYPDC. (b)

3.17	Articles of Incorporation of Ascent Acquisition Corporation—PSC. (b)

3.18	Bylaws of Ascent Acquisition Corporation—PSC. (b)

3.19*	Certificate of Formation of Austin Behavioral Hospital, LLC.

3.20*	Limited Liability Company Agreement of Austin Behavioral Hospital, LLC.

3.21*	Certificate of Formation of BCA of Detroit, LLC.

3.22*	Amended and Restated Limited Liability Company Agreement of BCA of Detroit, LLC.

3.23*	Certificate of Formation of Behavioral Centers of America, LLC.

Exhibit Number	Description

3.24*	Sixth Amended and Restated Limited Liability Company Agreement of Behavioral Centers of America, LLC.

3.25*	Certificate of Formation of Cascade Behavioral Hospital, LLC f/k/a SW Behavioral, LLC.

3.26*	Amended and Restated Limited Liability Company Agreement of Cascade Behavioral Hospital, LLC f/k/a SW Behavioral, LLC.

3.27*	Certificate of Formation of Commodore Acquisition Sub, LLC.

3.28*	Limited Liability Company Agreement of Commodore Acquisition Sub, LLC.

3.29*	Certificate of Formation of Crossroads Regional Hospital, LLC.

3.30*	Limited Liability Company Agreement of Crossroads Regional Hospital, LLC.

3.31*	Articles of Organization of Delta Medical Services, LLC.

3.32*	Operating Agreement of Delta Medical Services, LLC.

3.33*	Articles of Organization of DMC—Memphis, LLC.

3.34*	Operating Agreement of DMC—Memphis, LLC.

3.35	Articles of Organization of Detroit Behavioral Institute, Inc. (b)

3.36	Amended and Restated Bylaws of Detroit Behavioral Institute, Inc. (b)

3.37*	Articles of Organization of Generations Behavioral Health—Geneva, LLC.

3.38*	Amended and Restated Operating Agreement of Generations Behavioral Health—Geneva, LLC.

3.39*	Certificate of Formation of Greenleaf Center, LLC f/k/a Acadia Greenleaf, LLC.

3.40*	Amended and Restated Limited Liability Company Agreement of Greenleaf Center, LLC f/k/a Acadia Greenleaf, LLC.

3.41	Articles of Incorporation of Habilitation Center, Inc. (b)

3.42	Amended and Restated Bylaws of Habilitation Center, Inc. (b)

3.43*	Certificate of Incorporation of HEP BCA Holdings Corp.

3.44*	Bylaws of HEP BCA Holdings Corp.

3.45*	Certificate of Formation of Hermitage Behavioral, LLC.

3.46*	Limited Liability Company Agreement of Hermitage Behavioral, LLC.

3.47*	Certificate of Formation of HMIH Cedar Crest, LLC.

3.48*	Amended and Restated Operating Agreement of HMIH Cedar Crest, LLC.

3.49	Articles of Incorporation of Kids Behavioral Health of Montana, Inc. (b)

3.50	Bylaws of Kids Behavioral Health of Montana, Inc. (b)

3.51*	Articles of Organization of Lakeland Hospital Acquisition, LLC.

3.52*	Operating Agreement of Lakeland Hospital Acquisition, LLC.

3.53*	Certificate of Incorporation of Linden BCA Blocker Corp.

3.54*	Bylaws of Linden BCA Blocker Corp.

3.55*	Certificate of Formation of Millcreek Schools, LLC.

3.56*	Operating Agreement of Millcreek Schools, LLC.

3.57	Articles of Incorporation of Millcreek School of Arkansas, Inc. (b)

3.58	Amended and Restated Bylaws of Millcreek School of Arkansas, Inc. (b)

3.59*	Certificate of Formation of Northeast Behavioral Health, LLC.

3.60*	Limited Liability Company Agreement of Northeast Behavioral Health, LLC.

3.61*	Articles of Organization of Ohio Hospital for Psychiatry, LLC.

3.62*	Amended and Restated Operating Agreement of Ohio Hospital for Psychiatry, LLC.

3.63	Certificate of Incorporation of Options Treatment Center Acquisition Corporation. (b)

3.64	Bylaws of Options Treatment Center Acquisition Corporation. (b)

3.65*	Certificate of Formation of PHC Meadowwood, LLC.

3.66*	Limited Liability Company Agreement of PHC Meadowwood, LLC.

3.67	Articles of Organization of PHC of Michigan, Inc. (b)

3.68	Amended and Restated Bylaws of PHC of Michigan, Inc. (b)

3.69	Articles of Organization of PHC of Nevada, Inc. (b)

3.70	Amended and Restated Bylaws of PHC of Nevada, Inc. (b)

3.71	Articles of Organization of PHC of Utah, Inc. (b)

3.72	Amended and Restated Bylaws of PHC of Utah, Inc. (b)

3.73*	Certificate of Organization of PHC of Virginia, LLC.

Exhibit Number	Description
3.74*	Operating Agreement of PHC of Virginia, LLC.
3.75*	Certificate of Formation of Piney Ridge Treatment Center, LLC f/k/a Amicare of Arkansas, LLC.
3.76*	Amended and Restated Limited Liability Company Agreement of Piney Ridge Treatment Center, LLC f/k/a Amicare of Arkansas, LLC.
3.77*	Certificate of Formation of Psychiatric Resource Partners, LLC.
3.78*	Limited Liability Company Agreement of Psychiatric Resource Partners, LLC.
3.79	Articles of Organization of Rebound Behavioral Health, LLC. (b)
3.80	Operating Agreement of Rebound Behavioral Health, LLC. (b)
3.81*	Certificate of Formation of Red River Holding Company, LLC.
3.82*	Limited Liability Company Agreement of Red River Holding Company, LLC.
3.83*	Certificate of Formation of Red River Hospital, LLC.
3.84*	Amended and Restated Limited Liability Company Agreement of Red River Hospital, LLC.
3.85*	Certificate of Formation of Rehabilitation Centers, LLC.
3.86*	Operating Agreement of Rehabilitation Centers, LLC.
3.87	Certificate of Incorporation of Resolute Acquisition Corporation. (b)
3.88	Bylaws of Resolute Acquisition Corporation. (b)
3.89*	Certificate of Formation of Riverview Behavioral Health, LLC f/k/a TBA Texarkana, L.L.C.
3.90*	Amended and Restated Operating Agreement of Riverview Behavioral Health, LLC f/k/a TBA Texarkana, L.L.C.
3.91*	Certificate of Formation of RiverWoods Behavioral Health, LLC f/k/a Acadia Riverwoods, LLC.
3.92*	Amended and Restated Limited Liability Company Agreement of RiverWoods Behavioral Health, LLC f/k/a Acadia Riverwoods, LLC.
3.93*	Articles of Organization of Rolling Hills Hospital, LLC.
3.94*	Operating Agreement of Rolling Hills Hospital, LLC.
3.95	Articles of Incorporation of RTC Resource Acquisition Corporation. (b)
3.96	Bylaws of RTC Resource Acquisition Corporation. (b)
3.97*	Certificate of Incorporation of SBOF-BCA Holdings Corporation.
3.98*	Bylaws of SBOF-BCA Holdings Corporation.
3.99	Certificate of Incorporation of Seven Hills Hospital, Inc. (b)
3.100	Amended and Restated Bylaws of Seven Hills Hospital, Inc. (b)
3.101*	Articles of Organization of Shaker Clinic, LLC.
3.102*	Amended and Restated Operating Agreement of Shaker Clinic, LLC.
3.103*	Certificate of Formation of Sonora Behavioral Health Hospital, LLC.
3.104*	Amended and Restated Limited Liability Company Agreement of Sonora Behavioral Health Hospital, LLC.
3.105	Articles of Incorporation of Southwestern Children’s Health Services, Inc. (b)
3.106	Amended and Restated Bylaws of Southwestern Children’s Health Services, Inc. (b)
3.107*	Certificate of Organization of Southwood Psychiatric Hospital, LLC.
3.108*	Amended and Restated Operating Agreement of Southwood Psychiatric Hospital, LLC.
3.109*	Articles of Organization of Ten Broeck Tampa, LLC.
3.110*	Operating Agreement of Ten Broeck Tampa, LLC.
3.111*	Articles of Organization of Ten Lakes Center, LLC.
3.112*	Amended and Restated Operating Agreement of Ten Lakes Center, LLC.
3.113*	Articles of Organization of Texarkana Behavioral Associates, L.C.
3.114*	Amended and Restated Limited Liability Company Agreement of Texarkana Behavioral Associates, L.C.
3.115*	Articles of Organization of The Refuge, A Healing Place, LLC.
3.116*	Second Amended and Restated Limited Liability Company Agreement of The Refuge, A Healing Place, LLC.
3.117*	Certificate of Formation of TK Behavioral Holding Company, LLC.
3.118*	Limited Liability Company Agreement of TK Behavioral Holding Company, LLC.
3.119*	Certificate of Formation of TK Behavioral, LLC.
3.120*	Limited Liability Company Agreement of TK Behavioral, LLC.

Exhibit Number	Description

3.121*	Certificate of Formation of Valley Behavioral Health System, LLC f/k/a Vista Health Fort Smith, LLC.

3.122*	Amended and Restated Limited Liability Company Agreement of Valley Behavioral Health System, LLC f/k/a Vista Health Fort Smith, LLC.

3.123*	Certificate of Formation of Vermilion Hospital, LLC f/k/a Acadia Hospital of Lafayette, LLC.

3.124*	Second Amended and Restated Limited Liability Company Agreement of Vermilion Hospital, LLC f/k/a Acadia Hospital of Lafayette, LLC.

3.125*	Certificate of Formation of Village Behavioral Health, LLC f/k/a Acadia Village, LLC.

3.126*	Amended and Restated Limited Liability Company Agreement of Village Behavioral Health, LLC f/k/a Acadia Village, LLC.

3.127*	Certificate of Formation of Vista Behavioral Hospital, LLC.

3.128*	Limited Liability Company Agreement of Vista Behavioral Hospital, LLC.

3.129	Articles of Organization of Wellplace, Inc. (b)

3.130	Amended and Restated Bylaws of Wellplace, Inc. (b)

3.131	Articles of Incorporation of Youth and Family Centered Services of New Mexico, Inc. (b)

3.132	Amended and Restated Bylaws of Youth and Family Centered Services of New Mexico, Inc. (b)

4.1	Indenture, dated as of November 1, 2011, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee. (i)

4.2	Form of 12.875% Senior Note due 2018. (Included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of November 1, 2011, among the Company, the Guarantors named therein and Jefferies & Company, Inc. (i)

4.4	Indenture, dated as of March 12, 2013, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee. (j)

4.5	Form of 6.125% Senior Note due 2021. (Included in Exhibit 4.4)

4.6	Registration Rights Agreement, dated March 12, 2013, among the Company, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated. (j)

4.7	Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the WCP and Management Investors Named therein. (i)

4.8	Amendment, dated as of April 25, 2012, to the Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the Waud Capital Partners and management investors named therein. (k)

4.9	Specimen Acadia Healthcare Company, Inc. Common Stock Certificate to be issued to holders of Acadia Healthcare Company, Inc. Common Stock. (l)

4.10	Amended and Restated Registration Rights Agreement, dated April 1, 2011, by and among Acadia Healthcare Holdings, LLC and the other persons party thereto. (l)

4.11	Form of Subscription Agreement and Warrant. (m)

5.1*	Opinion of Waller Lansden Dortch & Davis, LLP.

5.2*	Opinion of Lewis and Roca LLP.

5.3*	Opinion of Dover Dixon Horne PLLC.

5.4*	Opinion of Carlton Fields, P.A.

5.5*	Opinion of Sanders & Ranck, P.C.

5.6*	Opinion of Frost Brown Todd LLC.

5.7*	Opinion of Goulston & Storrs PC.

5.8*	Opinion of Adams and Reese LLP.

5.9*	Opinion of Karell Dyre Haney PLLP.

5.10*	Opinion of Ice Miller LLP.

5.11*	Opinion of McAfee & Taft, PC.

5.12*	Opinion of Pepper Hamilton LLP.

5.13*	Opinion of Nelson Mullins Riley & Scarborough LLP.

5.14*	Opinion of McGuire Craddock & Strother, PC.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated December 31, 2012, by and among Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer) and the Company (f/k/a Acadia Healthcare Company, LLC), the guarantors listed on the signature pages thereto, and the lenders listed on the signature pages thereto (the “Credit Agreement”). (g)

10.2	First Amendment, dated March 11, 2013, to the Credit Agreement. (j)

10.3	Second Amendment, dated June 28, 2013, to the Credit Agreement. (n)

10.4	Third Amendment, dated September 30, 2013, to the Credit Agreement. (o)

10.5	Fourth Amendment, dated February 13, 2014, to the Credit Agreement. (p)

†10.6	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Joey A. Jacobs. (b)

†10.7	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Brent Turner. (b)

†10.8	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Christopher L. Howard. (b)

†10.9	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Ronald M. Fincher. (b)

†10.10	Employment Agreement, dated as of May 23, 2011, by and between the Company and Bruce A. Shear. (b)

†10.11	PHC, Inc.’s 1993 Stock Purchase and Option Plan, as amended December 2002. (q)

†10.12	PHC, Inc.’s 1995 Non-Employee Director Stock Option Plan, as amended December 2002. (q)

†10.13	PHC, Inc.’s 1995 Employee Stock Purchase Plan, as amended December 2002. (q)

†10.14	PHC, Inc.’s 2004 Non-Employee Director Stock Option Plan. (r)

†10.15	PHC, Inc.’s 2005 Employee Stock Purchase Plan. (s)

†10.16	PHC, Inc.’s 2003 Stock Purchase and Option Plan, as amended December 2007. (s)

†10.17	Acadia Healthcare Company, Inc. Incentive Compensation Plan, effective May 23, 2013. (t)

†10.18	Form of Restricted Stock Unit Agreement. (b)

†10.19	Form of Incentive Stock Option Agreement. (b)

†10.20	Form of Non-Qualified Stock Option Agreement. (b)

†10.21	Form of Restricted Stock Agreement. (b)

†10.22	Form of Stock Appreciation Rights Agreement. (b)

†10.23	Acadia Healthcare Company, Inc. 2012 Cash Bonus Plans. (u)

†10.24	Acadia Healthcare Company, Inc. 2012 Long-Term Incentive Plan. (u)

†10.25	Acadia Healthcare Company, Inc. Nonqualified Deferred Compensation Plan, effective February 1, 2013. (v)

†10.26	Nonmanagement Director Compensation Program, effective January 1, 2013. (v)

†10.27	Stock Ownership Guidelines for Nonmanagement Directors, effective March 19, 2012. (u)

†10.28	David M. Duckworth 2012 Cash Bonus Plan. (w)

†10.29	David M. Duckworth 2012 Long-Term Incentive Plan. (w)

10.30	Professional Services Agreement, dated as of April 1, 2011, between Waud Capital Partners, L.L.C. and Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC). (b)

10.31	Termination Agreement, dated November 1, 2011, by and between Waud Capital Partners, L.L.C and Acadia Healthcare Company, Inc. (l)

10.32	Engagement Agreement, dated January 7, 2011, between True Partners Consulting LLC and the Company. (b)

10.33	Form of Indemnification Agreement (for directors and officers affiliated with Waud Capital Partners). (i)

10.34	Form of Indemnification Agreement (for directors and officers not affiliated with Waud Capital Partners). (i)

10.35	Underwriting Agreement, dated December 6, 2012, by and among the Company, the selling stockholders named in Schedule B thereof and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Jefferies & Company, Inc., as representatives of the several underwriters named therein. (x)

Exhibit Number	Description

10.36	Purchase Agreement, dated March 7, 2013, by and among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers named therein. (j)

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of Acadia. (y)

23.1	Consent of Waller Lansden Dortch & Davis, LLP (Included in Exhibit 5.1).

23.2	Consent of Lewis and Roca LLP (Included in Exhibit 5.2).

23.3	Consent of Dover Dixon Horne PLLC (Included in Exhibit 5.3).

23.4	Consent of Carlton Fields, P.A. (Included in Exhibit 5.4).

23.5	Consent of Sanders & Ranck, P.C. (Included in Exhibit 5.5).

23.6	Consent of Frost Brown Todd LLC (Included in Exhibit 5.6).

23.7	Consent of Goulston & Storrs PC (Included in Exhibit 5.7).

23.8	Consent of Adams and Reese LLP (Included in Exhibit 5.8).

23.9	Consent of Karell Dyre Haney PLLP (Included in Exhibit 5.9).

23.10	Consent of Ice Miller LLP (Included in Exhibit 5.10).

23.11	Consent of McAfee & Taft, P.C. (Included in Exhibit 5.11).

23.12	Consent of Pepper Hamilton LLP (Included in Exhibit 5.12).

23.13	Consent of Nelson Mullins Riley & Scarborough LLP (Included in Exhibit 5.13).

23.14	Consent of McGuire Craddock & Strother, PC (Included in Exhibit 5.14).

23.15*	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (Included on the Signature Pages to this registration statement).

25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to DTC participants regarding the Exchange Offer.

99.4*	Form of Letter to beneficial owners of the Outstanding Notes regarding the Exchange Offer.

101.1	Pursuant to Rule 405 of Regulation S-T, the following financial information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, is formatted in XBRL (Extensible Business Reporting Language) interactive data files: (i) the Consolidated Balance Sheets as of December 31, 2013 and 2012, (ii) the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011, (iii) the Consolidated Statements of Equity for the years ended December 31, 2013, 2012 and 2011, (iv) the Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011, and (v) the Notes to Consolidated Financial Statements, tagged as blocks of text.

†	Indicates management contract or compensatory plan or arrangement.
*	Filed herewith.

(a)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed May 25, 2011 (File No. 001-33323).
(b)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-4, as amended (File No. 333-175523), originally filed with the SEC on July 13, 2011.
(c)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed March 18, 2011 (File No. 001-33323).
(d)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed January 5, 2012 (File No. 001-35331).
(e)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed September 4, 2012 (File No. 001-35331).
(f)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed November 27, 2012 (File No. 001-35331).
(g)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed January 2, 2013 (File No. 001-35331).
(h)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed April 4, 2013 (File No. 001-35331).
(i)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed November 1, 2011 (File No. 001-35331).
(j)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed March 12, 2013 (File No. 001-35331).
(k)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 (File No. 001-35331).
(l)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-1, as amended (File No. 333-175523), originally filed with the SEC on November 23, 2011.
(m)	Incorporated by reference to exhibits filed with PHC, Inc.’s Current Report on Form 8-K filed May 13, 2004 (File No. 001-33323).
(n)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013 (File No. 001-35331).
(o)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013 (File No. 001-35331).
(p)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed February 19, 2014 (File No. 001-35331).
(q)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed January 8, 2003 (File No. 333-102402).
(r)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed April 5, 2005 (File No. 333-123842).
(s)	Incorporated by reference to exhibits filed with PHC, Inc.’s registration statement on Form S-8 filed March 6, 2008 (File No. 333-149579).
(t)	Incorporated by reference to exhibits filed with the Company’s registration statement on Form S-8 filed July 30, 2013 (File No. 333-190232).
(u)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed March 23, 2012 (File No. 001-35331).
(v)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (File No. 001-35331).
(w)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed August 3, 2012 (File No. 001-35331).
(x)	Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K filed December 7, 2012 (File No. 001-35331).
(y)	Incorporated by reference to exhibits filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-35331).